Exhibit 10.1

WEST TEXAS RESOURCES, INC.

5729 Lebanon Road, Suite 144

Frisco, Texas 75034

April 15, 2014

EnTek Partners, LLC

770 South Post Oak Lane, Suite 600

Houston, Texas 77056

Re:	Sale of Properties Port Hudson Field, East Baton Rouge Parish; Louisiana; West Cameron 225, Offshore Cameron Parish, Louisiana, GOM OCS-G-0900 (“WC225”)

Dear Sirs:

As discussed in previous conversations and correspondence between WEST TEXAS RESOURCES, INC. (“WTXR”) and ENTEK PARTNERS, LLC (“ENTEK”), ENTEK has agreed to purchase certain oil and gas properties and interests from WTXR. Specifically, ENTEK has agreed to acquire (a) an undivided 3.1956% of 8/8ths working interest (being equivalent to a 2.4926% net revenue interest) out of the interests owned by WTXR in certain producing oil and gas leases known as the Port Hudson Field in East Baton Rouge Parish, Louisiana (the “Port Hudson Property”); and (b) a graduated Net Profits Interest (as such term is more specifically defined in the attached Exhibit B-2) in the leasehold interests owned by WTXR in that certain Federal Offshore Lease Number OCS G-0900 known as WC225 (the “WC225 NPI”) (which leases and interests, together with their attendant wells and production assets, and related contract and other rights are collectively referred to herein as the “Properties”, or each as a “Property” and are more particularly described on Exhibit A hereto). By execution of this letter agreement (the “Agreement”), the parties are formalizing their agreement to the above described transaction, upon the following terms and conditions:

1.	Purchase Price: ENTEK agrees to pay or advance on behalf of WTXR the total sum of $565,000 in consideration for the conveyance by WTXR of the above described interests in the Properties as follows: (a) $290,000 at closing on account of the acquisition of the leasehold interests in the Port Hudson Property less a credit for any monies received by WXTR for hydrocarbon production after the January 1, 2014 effective date; and (b) payment of WTXR’s proportionate share of the cost of the D-1 well dual recompletion of up to (i) a maximum of $275,000, or (ii) such greater amount as provided for in the attached Exhibit B2 Section 1, within 20 days of the presentation of the WC225 D-1 Recompletion AFE Amount.

2.	WC225 Collateral: Failure of ENTEK to timely pay WTXR’s share of the invoice for the WC225 D-1 Recompletion AFE Amount as stipulated in Section 1 above, except as otherwise provided for in the attached Exhibit B-2 Section 1, will result in forfeiture of its participation interest in the Port Hudson Property and in the WC225 NPI. ENTEK agrees that in such event it will sell its interest in both Properties back to WTXR for $1.00 when presented with an Assignment and Bill of Sale and an Assignment of Net Profits Interest by WTXR as Buyer and ENTEK as Seller and otherwise in the same form as that attached hereto as Exhibits B-1 and B-2.

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3.	Effective Date and Time: The Effective Date and Time for the conveyance of the interests in the Port Hudson Property shall be 7:00 a.m., Central Daylight Time, January 1, 2014 ("Effective Time") and, in the case of the WC225 NPI, the first day of the month immediately following the payment of the WC225 D-1 Recompletion AFE Amount.

4.	Closing Date: Closing for the initial conveyance of the subject interests in the Properties shall take place on or before April 15, 2014 (the “Closing Date”).

5.	Future Operations: Pursuant to the terms of the joint operating agreement governing the Port Hudson Property, ENTEK shall have the right and obligation to participate proportionately in all future operations related to that Property. Under the terms of the Net Profits Interest ENTEK will benefit from the future operations on the West Cameron 225 Lease from and after its Effective Time, but will not become a party to the joint operating agreement governing this Property.

6.	Definitive Conveyance Documents: WTXR shall execute and deliver at Closing (i) the Assignment and Bill of Sale for the interest in the Port Hudson Property, in the form attached as Exhibit B-1 hereto, and (ii) the WC225 Net Profits Interest Conveyance, in the form attached as Exhibit B-2 hereto.

7.	Liens and Encumbrances: The Properties to be assigned to ENTEK shall be free and clear of all liens and encumbrances.

8.	Warranty of Title: WTXR makes no warranty of any kind, expressed or implied, except as to parties claiming or to claim by, through or under WTXR, but not otherwise.

9.	Title Review; Records Research: Following execution of this Agreement and through the Closing Date, ENTEK shall be entitled to review and photocopy all title material relating to the Properties in the possession of WTXR. In addition to the review of title, and in order to facilitate ENTEK's due diligence work with respect to the Properties, WTXR shall permit ENTEK's representatives access to all accounting, engineering, geological, geophysical and other records, books, contracts relating to the Properties.

10.	Facilities Inspection: Following execution of this Agreement and through the Closing Date, ENTEK, at its sole risk and expense, shall complete any and all inspections and its "As Is" approval of all equipment and facilities attributable to or owned or used in connection with the Properties, to confirm for itself that the Properties are in reasonable operating condition consistent with oil and gas industry standards.

11.	Governing Law: The construction and interpretation of this letter agreement shall be governed by the laws of the State of Texas without reference to the conflict of laws provisions thereof.

12.	Allocation of Liability and Expenses: Each party shall pay and discharge all liabilities, obligations and expenses incurred by such party or on such party's behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Assignment and Bill of Sale and Net Profits Conveyance, including without limitation all fees and expenses of agents, representatives, counsel, accountants, and auditors retained by such party, as well as all amounts payable with respect to any claim for brokerage, finder's fees or other commissions based in any way on any agreements, arrangements, or understandings made by such party.

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13.	Post Effective Time Assumption of Liabilities: ENTEK shall assume its proportionate share of the responsibility and liability, and does hereby indemnify and hold WTXR and PHV harmless as to the conveyed interests in the Properties acquired herein, arising from the ownership or operation of the Properties after the Effective Time.
14.	Confidentiality: This letter and its contents are confidential and shall not be disclosed to any third party by either party hereto, other than to (a) administrative agencies to which such disclosure is required by law, contract or administrative regulation, and (b) personnel, agents, or representatives as each party believes are necessary in good faith for completing the transactions represented by this Agreement.

Very truly yours, WEST TEXAS RESOURCES, INC.

/s/ Stephen E. Jones, President
Stephen E. Jones, President

Agreed to and accepted

This 15th day of April, 2014

ENTEK PARTNERS, LLC

/s/ Robert B. Ruston, Jr.

Robert B. Ruston, Jr., Manager

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EXHIBIT A

Schedule of Properties

Attached to and made a part of that certain Agreement between WEST TEXAS RESOURCES, INC. and ENTEK PARTNERS, LLC dated April 15, 2014

1. PORT HUDSON FIELD PROPERTIES

The Interests referred to in this Assignment, Bill of Sale and Conveyance describe forty four and one thousand and six ten thousandths percent (44.1006%) of Assignor's right, title and interest in and to the following:

A.

	Working Interest	Net Revenue Interest
Wells:	To be Conveyed	To be Conveyed
Pennington Oil Company, et al #1	3.1956%	2.4926%
Pennington Oil Company, et al #2	3.1956%	2.4926%

Lease:

Oil, Gas and Mineral Lease dated April 15, 2003 by and between Pennington Oil Company, Paula Pennington de la Bretonne, Claude Pennington, III, and Daryl B. Pennington, Sr., Lessors, and Brian Seamster, Inc., Lessee, covering Section 46, Township 5 South, Range 2 West, East Baton Rouge Parish, Louisiana and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court Original 614, Bundle 11487.

B.

Wells:

	Working Interest	Net Revenue Interest
Wells:	To be Conveyed	To be Conveyed
U WX RB SUA; Pennington #3	3.1956%	2.4926%

(Created by Order No. 1027-C-5 for the Office of Conservation, dated effective February 16, 2006, a plat of which was recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 899, Bundle 11834.)

Leases:

Oil, Gas and Mineral Lease dated September 1, 2004 by and between Reid Rushing and Becky W. Rushing, Lessors, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 402, Bundle 11718.

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Oil, Gas and Mineral Lease dated September 1, 2004 by and between Vicki J. Netterville, Lessor, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 399, Bundle 11718.

Oil, Gas and Mineral Lease dated September 1, 2004 by and between Riverbank Investments, Inc., et al, Lessors, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 679, Bundle 11655.

Oil, Gas and Mineral Lease dated December 2, 2004 by and between Riverbank Investments, Inc., et al, Lessors, and Brian Seamster, Inc., Lessee, but insofar and only insofar as that acreage within the U WX RB SUA created by Order No. 1027-C-5 for the Office of Conservation, dated effective February 16, 2006, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 986, Bundle 11747.

Oil, Gas and Mineral Lease dated May 1, 2004 by and between Pennington Oil Company, et al, Lessors, and Brian Seamster, Inc., Lessee, but insofar and only insofar as that easternmost 36% of said lease, or the easternmost 52.5 acres, more or less (including but not limited to all acreage within the U WX RB SUA), and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 242, Bundle 11664.

Area of Mutual Interest:

Created under that certain Letter Agreement dated November 15, 2004, titled, Cooper Bayou Prospect, between BSN Exploration, Flash Gas & Oil Southwest Inc., Oden & Associates LLC, PHV, and Roxana Oil Company.

C.

Including, without limitation, a proportionate interest in all of Assignor's right, title and interest in and to the leases and wells described above; all lease/well equipment and personal property associated therewith; all oil, gas and associated hydrocarbons produced, saved and marketed from the above described leases after the Effective Date and all lands and leases pooled therewith; all contracts and agreements, including but not limited to that certain Exploration Agreement effective January 1, 2004 between BSN Exploration, Flash Gas & Oil Southwest Inc., Oden & Associates LLC, PHV, and Roxana Oil Company, of every kind and character affecting or relating to the Properties and, a proportionate interest in Assignor’s right, title, interest, estate privileges, remedies, rents, benefits, and revenues inuring to or under the leases, contracts and agreements or pursuant to laws, orders, rules and regulations governing the Properties after the Effective Time.

2. WEST CAMERON 225 PROPERTIES

See Schedule A to Exhibit B-2 (the “West Cameron 225 Division Order Letter dated 11/21/13)

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EXHIBIT B-1

Form of Assignment

Attached to and made a part of that certain Letter Agreement between WEST TEXAS RESOURCES, INC. and ENTEK PARTNERS, LLC dated April 15, 2014

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (“Assignment”), dated April 15, 2014, but effective as of January 1, 2014 at 7:00 a.m. local time (“Effective Time”), from WEST TEXAS RESOURCES, INC. a Nevada corporation whose address is 5729 Lebanon Road, Suite 144, Frisco, Texas 75034 (“Assignor”) to ENTEK PARTNERS, LLC, a Texas limited liability company whose address is 770 South Post Oak Lane, Suite 600, Houston, TX 77056 (Assignee”).

FOR $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor hereby transfers, grants, conveys and assigns to Assignee forty four and one thousand and six ten thousandths percent (44.1006%) of Assignor’s right, title and interest in and to the following (all of which are herein called the “Interests”) which equates to 3.1956% (of 8/8ths) Working Interest and 2.4926% (of 8/8ths) Net Revenue Interest in the Interests, subject to the reservations set forth below:

1. The oil and gas well(s) located on the lease(s) described on Schedule “A”, attached hereto (“Leases”), said well(s) being referred to herein as “Wells”, together with all equipment and machinery associated therewith;

2. The leasehold estate created by the Leases, licenses, permits and other agreements associated with the Leases;

3. The property and rights incident to the Wells, and the Leases, including, to the extent transferable, all agreements, surface leases, gas gathering contracts, salt water disposal leases and wells, equipment leases, permits, gathering lines, rights-of-way, easements, licenses and all other agreements directly relating thereto; and

4. The personal property, fixtures and improvements as of the Effective Time appurtenant to the Wells, or the Leases or used or obtained in connection with the operation of the Wells, or the Leases.

TO HAVE AND TO HOLD the Interests unto Assignee and its successors and assigns forever; provided, however, that THE INTERESTS ARE TRANSFERRED AS IS, WHERE IS AND THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND WHETHER EXPRESSED, IMPLIED OR STATUTORY; EXCEPT AS TO PARTIES CLAIMING OR TO CLAIM BY, THROUGH OR UNDER ASSIGNOR, and provided the Interests are assigned to Assignee free and clear of all liens and mortgages created by, through or under Assignor.

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Assignee assumes it’s proportionate share of responsibility and liability, and does hereby indemnify and hold Assignor harmless from all liability arising from the ownership or operation of the Interests herein conveyed from and after the Effective Time.

The parties to this Assignment agree that to the extent required to be operative, the disclaimers of certain warranties contained in this Assignment are “conspicuous” disclaimers for the purposes of any applicable law, rule or order. THE INTERESTS ARE ASSIGNED TO ASSIGNEE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, EXCEPT AS TO PARTIES CLAIMING OR TO CLAIM BY, THROUGH OR UNDER ASSIGNOR BUT NOT OTHERWISE. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES AS TO PERSONAL PROPERTY AND FIXTURES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. ASSIGNOR ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AS TO THE COMPLETENESS AND ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE INTERESTS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE INTERESTS (IT BEING UNDERSTOOD THAT ALL RESERVE ESTIMATES ON WHICH ASSIGNEE HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY INDIVIDUAL EVALUATION OF ASSIGNEE) OR AS TO THE PRICES THAT ASSIGNEE WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE INTERESTS.

This Assignment, Conveyance and Bill of Sale shall be further subject to the terms and conditions of that certain Letter Agreement between Assignor and Assignee dated April 15, 2014.

This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

EXECUTED this 15th day of April, 2014 to be effective for all purposes as of the Effective Time.

WITNESS	WEST TEXAS RESOURCES, INC.

By:__________________________________
Stephen E. Jones, President

WITNESS:	ENTEK PARTNERS, LLC

By:___________________________________
Robert B. Rustin, Jr., ManageR

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STATE OF TEXAS

COUNTY OF

Before me, the undersigned authority, on this day personally appeared Stephen E. Jones known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as President of West Texas Resources, Inc., a Nevada corporation, and acknowledged to me that he executed the same, on behalf of said corporation, for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal of office this________ day of_________ , 2014.

My commission expires:
Notary Public in and for _____
County, State of Texas

STATE OF TEXAS

COUNTY OF

Before me, the undersigned authority, on this day personally appeared Robert B. Ruston, Jr. known to me to be the person whose name is subscribed to the foregoing instrument as Manager of ENTEK PARTNERS, LLC, a Texas limited liability company, and acknowledged to me that he executed the same, on behalf of said company, for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal of office this 15th day of April, 2014.

My commission expires:
Notary Public in and for _____
County, State of Texas

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SCHEDULE A to EXHIBIT B-1

Schedule of Properties

Attached to and made a part of that certain Agreement between WEST TEXAS RESOURCES, INC. and ENTEK PARTNERS, LLC dated April 15, 2014

1. PORT HUDSON FIELD PROPERTIES

The Interests referred to in this Assignment, Bill of Sale and Conveyance describe forty four and one thousand and six ten thousandths percent (44.1006%) of Assignor's right, title and interest in and to the following:

A.

Wells:

	Working Interest	Net Revenue Interest
	To be Conveyed	To be Conveyed
Pennington Oil Company, et al #1	3.1956%	2.4926%
Pennington Oil Company, et al #2	3.1956%	2.4926%

Lease:

Oil, Gas and Mineral Lease dated April 15, 2003 by and between Pennington Oil Company, Paula Pennington de la Bretonne, Claude Pennington, III, and Daryl B. Pennington, Sr., Lessors, and Brian Seamster, Inc., Lessee, covering Section 46, Township 5 South, Range 2 West, East Baton Rouge Parish, Louisiana and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court Original 614, Bundle 11487.

B.

	Working Interest	Net Revenue Interest
	To be Conveyed	To be Conveyed
U WX RB SUA; Pennington #3	3.1956%	2.4926%

(Created by Order No. 1027-C-5 for the Office of Conservation, dated effective February 16, 2006, a plat of which was recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 899, Bundle 11834.)

Leases:

Oil, Gas and Mineral Lease dated September 1, 2004 by and between Reid Rushing and Becky W. Rushing, Lessors, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 402, Bundle 11718.

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Oil, Gas and Mineral Lease dated September 1, 2004 by and between Vicki J. Netterville, Lessor, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 399, Bundle 11718.

Oil, Gas and Mineral Lease dated September 1, 2004 by and between Riverbank Investments, Inc., et al, Lessors, and Brian Seamster, Inc., Lessee, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 679, Bundle 11655.

Oil, Gas and Mineral Lease dated December 2, 2004 by and between Riverbank Investments, Inc., et al, Lessors, and Brian Seamster, Inc., Lessee, but insofar and only insofar as that acreage within the U WX RB SUA created by Order No. 1027-C-5 for the Office of Conservation, dated effective February 16, 2006, and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 986, Bundle 11747.

Oil, Gas and Mineral Lease dated May 1, 2004 by and between Pennington Oil Company, et al, Lessors, and Brian Seamster, Inc., Lessee, but insofar and only insofar as that easternmost 36% of said lease, or the easternmost 52.5 acres, more or less (including but not limited to all acreage within the U WX RB SUA), and recorded in the Official Records of the East Baton Rouge Parish Clerk of Court at Original 242, Bundle 11664.

Area of Mutual Interest:

Created under that certain Letter Agreement dated November 15, 2004, titled, Cooper Bayou Prospect, between BSN Exploration, Flash Gas & Oil Southwest Inc., Oden & Associates LLC, PHV, and Roxana Oil Company.

C.

Including, without limitation, a proportionate interest in all of Assignor's right, title and interest in and to the leases and wells described above; all lease/well equipment and personal property associated therewith; all oil, gas and associated hydrocarbons produced, saved and marketed from the above described leases after the Effective Date and all lands and leases pooled therewith; all contracts and agreements, including but not limited to that certain Exploration Agreement effective January 1, 2004 between BSN Exploration, Flash Gas & Oil Southwest Inc., Oden & Associates LLC, PHV, and Roxana Oil Company, of every kind and character affecting or relating to the Properties and, a proportionate interest in Assignor’s right, title, interest, estate privileges, remedies, rents, benefits, and revenues inuring to or under the leases, contracts and agreements or pursuant to laws, orders, rules and regulations governing the Properties after the Effective Time.

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EXHIBIT B-2

Form of Net Profits Interest Conveyance

Attached to and made a part of that certain Letter Agreement between WEST TEXAS RESOURCES, INC. and ENTEK PARTNERS, LLC dated April 15, 2014

STATE OF LOUISIANA

PARISH OF CAMERON

ASSIGNMENT OF NET PROFITS INTEREST

For and in consideration of Ten and No/100 Dollar ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged WEST TEXAS RESOURCES, INC., a Nevada corporation with an office at 5729 Lebanon Road, Suite 144, Frisco, Texas 75034 (“Assignor”), does hereby GRANT, SELL, ASSIGN, TRANSFER and CONVEY to ENTEK PARTNERS, LLC, a Texas limited liability company with an office at 770 South Post Oak Lane, Suite 600, Houston, Texas 77056, its successors and assigns (collectively, “Assignee”) a graduated net profits interest equal to seventy-five percent (75%) of the “Net Profits” (as hereinafter defined) “Before Payout” (as hereafter defined) adjusted to fifty percent (50%) of the Net Profits “After Payout” (as hereafter defined), if any, calculated in the manner provided herein, that are attributable to the production of Subject Hydrocarbons (the “Net Profits Interest”). The conveyance of the Net Profits Interest is effective as of the 1st day of the month immediately following the month in which Assignee advances funds equal to the WC225 D-1 Recompletion AFE Amount up to a maximum of $275,000 (the “Effective Time”) or such greater amount as provided for herein. Assignor and Assignee are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

To have and to hold the Net Profits Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee and its successors and assigns forever, subject, however, to the terms and conditions set forth herein.

CERTAIN DEFINITIONS AND REFERENCES

1.0 When used in this Assignment of Net Profits Interest (this “Assignment”), the following terms shall have the respective meanings assigned to them in this Section 1.0 or in the Sections referred to below:

“Affiliate” means, in respect of a Person, any other Person that either directly or indirectly (i) it owns or Controls; (ii) owns or Controls it; or (iii) is under common ownership or Control with it. For the purposes of this definition, "ownership" shall mean, in the case of an entity which issues voting securities, any Person having the right to exercise directly or indirectly the vote of more than 50% (fifty percent) (or such lesser percentage which results in actual, de facto control) of the voting securities in the relevant entity or, in the case of an entity which does not issue voting securities, any Person having at least 50% (fifty percent) of the interest in the profits of the relevant entity and "owns" shall be construed accordingly.

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“After Payout” means that period of time commencing after Payout occurs and continuing for the balance of the term of this Assignment.

“Assignee” means ENTEK PARTNERS, LLC and its successors and assigns. “Assignment” is defined in Article 1.

“Assignor” means WEST TEXAS RESOURCES, INC. and its successors and assigns.

“Before Payout” means that period of time commencing at the Effective Date and continuing until that point in time at which Payout occurs.

“Block” means an area on the Outer Continental Shelf in the Gulf of Mexico, designated by the BOEM for purposes of Hydrocarbon exploration and development and for which said BOEM has authority to issue a Lease, as West Cameron Block 225, OCS-G-0900, GOM, Offshore Cameron Parish, Louisiana.

“BOEM” means the Bureau of Ocean Energy Management of the U.S. Department of Interior (or any other successor agency).

“Calendar Month” means a period of thirty one (31) consecutive days commencing with January 1 and ending on the following January 31, a period of twenty eight (28) consecutive days commencing with February 1 and ending on the following February 28 (in leap year, a period of twenty nine (29) consecutive days commencing with February 1 and ending on the following February 29), a period of thirty one (31) consecutive days commencing with March 1 and ending on the following March 31, a period of thirty (30) consecutive days commencing with April 1 and ending on the following April 30, a period of thirty one (31) consecutive days commencing with May 1 and ending on the following May 31, a period of thirty (30) consecutive days commencing with June 1 and ending on the following June 30, a period of thirty one (31) consecutive days commencing with July 1 and ending on the following July 31, a period of thirty one (31) consecutive days commencing with August 1 and ending on the following August 31, a period of thirty (30) consecutive days commencing with September 1 and ending on the following September 30, a period of thirty one (31) consecutive days commencing with October 1 and ending on the following October 31, a period of thirty (30) consecutive days commencing with November 1 and ending on the following November 30, and a period of thirty one (31) consecutive days commencing with December 1 and ending on the following December 31.

“Capital Investment” means the WC225 D-1 Recompletion AFE Amount up to a maximum of $275,000 or such other greater amount as provided for below.

“Contract” means any written agreement which vests in Assignor and/or its Designated Partner(s) rights to pursue the sale, drilling or development of the Subject Interests, whether styled as a farm-in, exploration agreement, joint venture agreement, participation agreement, operating agreement, purchase and sale agreement, assignment of record title, assignment of operating rights or similar document.

“Control” means possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

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“Designated Partner” means a third party oil company, Lessee, farmee, or other Person that joins Assignor in the pursuit of Hydrocarbons under the terms of a Contract or as a partner in a Lease.

“Effective Time” is defined at the head of this Assignment.

“Eligible Wells” is defined as the WC225 #7 well and the WC225 D-1 (previously the #8) well.

“Hydrocarbons” means all oil, condensate, gas and other liquid or liquefiable hydrocarbon substances.

“JOA” means that certain Joint Operating Agreement dated October 1, 2013 between Tarpon Offshore Ventures, LP as Operator and West Texas Resources, Inc., HRWC225 Investors LLC and Camron Resources, LLC as Non-Operators covering OCS G-00900, West Cameron Block 225 attached hereto as Schedule C.

“Leasehold Interest” means, with respect to part or all of the Block, the cumulative interests in the right to explore for, develop, produce and/or receive a share of Hydrocarbons from the Block, including any Lease, fractional working or cost-bearing interests, operating rights, overriding royalty, production payment, net profits, and other similar interests.

“Letter Agreement” means that certain Letter Agreement between West Texas Resources, Inc. and EnTek Partners, LLC dated April 15, 2014

“Net Investment” means an amount equal to the sum of the following items of cost and expense accrued during or prior to (but never before the Effective Date) such Calendar Month, for which Assignor has received and processed for payment invoices within such Calendar Month, or in the case of the Calendar Month in which the Effective Date falls, within the period commencing on the Effective Date and ending on the last day of such Calendar Month, insofar only as such items of cost and expense are properly allocable to the Subject Interests and the production and marketing of Hydrocarbons therefrom and have not previously been deducted in any remittance to Assignor:

a) the Capital Investment;

b) the Operating Expense; and

c) the Plug and Abandonment Accrual;

provided however, that any cost that would not otherwise be incurred by an Operator complying with the operating standards set forth in Section 4 hereof shall not be included as a cost or expense for purposes of this Assignment.

“Net Profits” has the meaning assigned to it in Section 3.

“Net Profits Account” has the meaning assigned to it in Section 3.

“Net Revenue Amount” means an amount equal to the sum of the following items for which Assignor has received payment within such Calendar Month, or in the case of the Calendar Month in which the Execution Date falls, within the period commencing on the Effective Date and ending on the last day of such Calendar Month, to the extent such amounts are attributable to any Eligible Well:

(i)	the proceeds (or the market value of any proceeds not received in the form of cash or cash equivalents) from the sale or other disposition of all Hydrocarbons, after deducting therefrom those proceeds attributable to all royalties or overriding royalties;

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(ii)	monies received by Assignor under any “take-or-pay” or similar provision of any agreement related to the Subject Interests;
(iii)	monies received by Assignor pursuant to any gas balancing agreement;
(iv)	amounts received by Assignor as a result of a refund of taxes previously paid;
(v)	the proceeds of all judgments and claims collected by Assignor;
(vi)	rentals received by Assignor pursuant to subsurface Hydrocarbon storage or other reservoir use arrangements;
(vii)	all delay rentals, shut-in well payments, minimum royalties, and other payments made to Assignor in connection with the maintenance of any Lease granted by Assignor;
(viii)	any bonus or other consideration received by Assignor in connection with the grant by Assignor of any Lease;
(ix)	insurance proceeds received by Assignor as a result of the damage to the Eligible Wells or to the fixtures and equipment;
(x)	proceeds from the sale of fixtures and equipment; and
(xi)	amounts received in connection with any cost adjustment of any well and/or leasehold equipment upon unitization.

“Operating Expense” means Assignor’s pro rata share, calculated in accordance with the Assignor’s Leasehold Interest, of all overhead and operating costs and expenses incurred in, arising out of or relating to the operation and maintenance of the Subject Interests and the Eligible Wells and the production, sale and marketing of Hydrocarbons therefrom, such items to include:

(i)	all costs of complying with applicable local, state, and federal statutes, ordinances, rules, and regulations and the terms of the Leases;
(ii)	all costs of lifting and producing Hydrocarbons, including all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, workover and other remedial well servicing operations, and other costs incident thereto;
(iii)	all direct and indirect overhead charges and operating charges paid, pursuant to any Contracts, to any third party operator or operators of the Eligible Wells or to others for services rendered in conducting operations thereon (provided that no administrative, rent, overhead or other indirect cost incurred by Assignor shall be included in such costs);
(iv)	all delay rentals, shut-in well payments, minimum royalties and other payments made in connection with the maintenance of the Leases;
(v)	all severance, gross production, ad valorem, occupation, gathering, pipeline regulating and other similar taxes assessed against or attributable to the Subject Interests or Hydrocarbons produced therefrom; provided however, that income taxes and any other taxes shall not be included in such costs;

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(vi)	proceeds reclaimed from or returned by the Assignor as the result of the insolvency, bankruptcy, or reorganization of a purchaser of production which proceeds have been previously paid to Assignee;
(vii)	all costs of claims, judgments and litigation (including without limitation reasonable attorneys’ fees and court costs) concerning marketing the Hydrocarbons and delivery of production from, title to and operation and ownership of the Subject Interests and any other acts or omissions of Assignor consistent herewith (as a prudent owner or operator) or brought by Assignor to protect the Subject Interests as a prudent owner or operator;
(viii)	the cost of insurance described in Section 4; and
(ix)	monies owed by Assignor pursuant to any gas balancing agreement and any “take or-pay” or similar provision of any Contract related to the Subject Interests;

“Operator” means the Person that bears the responsibility to perform the obligations of an operator with respect to any of the Subject Interests.

“Payout” means that point in time at which Assignee has cumulatively received from the distribution of Net Profits hereunder, all of the cash consideration paid to Assignor for the conveyance of the Net Profits Interest under this Assignment.

“Person” means any natural person, firm, partnership, company, limited liability company, corporation, association, organization, foundation, trust or other entity or organization (in each case whether or not having separate legal personality).

“Plug and Abandonment Accrual” means an amount accrued in respect of Assignor’s liability for the total estimated cost to plug, dismantle and abandon wells, platforms, facilities and pipelines associated with the Subject Interests, which liability shall be calculated and be consistent with guidelines provided by the BOEM for determining the plug and abandonment bond amount and shall also include the annual cost of providing such bond. For purposes of this Agreement, such amount shall be determined by multiplying the calendar month production net to the Subject Interests by the accrual rate of $.31 per Mcf as provided in Section 27.1.2 of the JOA as such rate may be redetermined from time to time by the Operator.

“Subject Hydrocarbons” means Hydrocarbons subject to the Block that comprises the Subject Interests.

“Subject Interests” means the undivided interest of Assignor in the Leasehold Interest in WC Block 225, as more fully described in the Division Order attached hereto as Exhibit A.

“WC225 D-1 Recompletion AFE Amount” means, for purposes of this Agreement, Assignor’s net share of the cost to recomplete the WC225 D-1 well, the initial estimate of which will be submitted by the Operator to WTXR in the form on an Authority for Expenditure (“AFE”) according to Section 10.2.3 of the JOA. Assignor’s net share of such recompletion costs will be determined according to Section 27.1.3 of the JOA. If the WC225 D-1 Recompletion AFE Amount is determined to be more than $275,000, Assignor shall be solely responsible for such excess amount (the “Excess Amount”). In the event Assignor is unable to pay such Excess Amount, Assignee may, at its sole option, (i) elect to pay such Excess Amount and then recoup out of 100% of the Net Profits 300% of the Excess Amount after which the Net profits Interest shall be as otherwise provided for herein, or (ii) if such Excess Amount is greater than $50,000, elect not to participate under Section 1(b) of the Letter Agreement without recourse as provided for in that same agreement under Section 2. An example of the calculation methodology for the WC225 D-1 Recompletion AFE Amount and for the calculation of the Excess Amount is attached hereto as Schedule B.

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Assignor hereby binds itself, its legal representatives, successors, and assigns to warrant and forever defend all and singular the Net Profits Interest to Assignee and its successors and assigns forever against any and every Person whomsoever claiming or to claim the same or any part thereof; by, through or under Assignor, but not otherwise.

This Assignment is an absolute conveyance of a real property interest and a real right. For the purposes of this Assignment, the Net Profits Interest shall be calculated and computed in respect and on the basis of the Subject Interests as a whole, and to that end, the Assignor and Assignee agree and stipulate that the Net Profits Interest shall apply to the Subject Interests in their entirety as one property.

GOVERNING DOCUMENTS

2.0 This Assignment is expressly made and accepted by Assignee subject to: (a) all applicable local, state, and federal statutes, ordinances, rules, and regulations and all decisions of every court and governmental authority having jurisdiction over this Assignment, the Subject Interests and the Subject Hydrocarbons; (b) the terms and provisions of a Lease or Contract within the Subject Interests; (c) any agreements extending the term of and renewals of a Lease within the Subject Interests; and (d) any agreements amending the term of a Contract.

CALCULATION, CHARACTERISTICS, AND

DISBURSEMENT OF NET PROFITS INTEREST

3.1 For purposes of calculating the Net Profits Interest, Assignor shall maintain an account for the Subject Interests (the “Net Profits Account”) in accordance with the terms of this Assignment, generally accepted accounting practices, and Council of Petroleum Accountants Society standards that sets forth the charges and credits made thereto pursuant to this Assignment on the basis of a Calendar Month for which production and other items of credit and costs and expenses are accounted for. Assignee shall furnish to Assignee or its designee, within thirty (30) days of the end of each Calendar Month, commencing with the first Calendar Month immediately succeeding the Calendar Month in which the Effective Date falls, a report, in form and substance as agreed by the Parties, that sets forth the charges and credits made to the Net Profits Account through the end of the relevant Calendar Month, as well as any payment of Net Profits Interest due to Assignee for the relevant Calendar Month.

The term “Net Profits” shall mean an amount determined for each Calendar Month after the Effective Date equal to the result of subtracting (a) the sum of (i) the amount of any negative Net Profits in respect of the prior Calendar Month plus (ii) the Net Investment for the relevant Calendar Month, from (b) the Net Revenue Amount for the relevant Calendar Month.

To the extent that, at the end of any Calendar Month, the Net Profits are negative, then there shall be no Net Profits Interest due to Assignee for that Calendar Month, and the negative Net Profit amount shall be carried forward to the next Calendar Month in calculating its Net Profits.

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3.2 Before Payout, to the extent that, at the end of any Calendar Month, the Net Profits are positive, Assignor shall pay to Assignee its Net Profits Interest of seventy-five percent (75%) of the Net Profits in the Net Profits Account, by wire transfer of immediately available funds to the account specified by Assignee from time to time, within thirty (30) days after the end of the relevant Calendar Month. After Payout, to the extent that, at the end of any Calendar Month, the Net Profits are positive, Assignor shall pay to Assignee its Net Profits Interest of fifty percent (50%) of the Net Profits in the Net Profits Account in the same manner as Before Payout.

3.3 Assignee shall never be responsible for the payment of any part of the costs and expenses charged against the Net Profits Account or for any liabilities incurred in connection with the development, exploration, equipping, operation and/or plug and abandonment of the Subject Properties. Assignor hereby covenants and agrees to indemnify and to hold harmless Assignee, its respective agents, employees, successors and assigns from and against any and all such responsibility and liability.

3.4 If Assignee shall take exception to any monthly statement or payment of Net Profits Interest rendered by Assignor within one (1) year from its receipt of such monthly statement, Assignee shall notify Assignor in writing, setting forth in such notice the specific matters to which exception is taken. The Parties shall undertake to agree on a resolution to any exception within thirty (30) days of the provision of notice of such exception. In the event that the Parties cannot reach complete agreement within such period of time, either Party may refer any remaining matters in dispute to Henry & Company PC and if that firm is unable or unwilling to perform its obligations under this Section, such other independent accounting firm as may be mutually acceptable to the Parties for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Any exception not made within such one (1) year period shall be deemed waived.

3.5 As between Assignor and Assignee, Assignor and/or the Operators of the Block shall have exclusive charge and control of the marketing of all Hydrocarbons allocable to the Net Profits Interest. Assignor and/or such Operators shall market the production of Hydrocarbons allocable to the Net Profits Interest with and on the same terms as Assignor’s share of Hydrocarbons from the Subject Interests and shall collect and receive the proceeds from the sale of all such production of Hydrocarbons. Assignor and/or Operator(s) shall not enter into a contract with an Affiliate for the sale of Hydrocarbons produced from the Subject Interests, unless such contract is on the same terms and prices prevailing in the area in arms’ length sales contracts that Assignor and/or such Operators, acting as a reasonably prudent operator, would enter into with a non-Affiliate. Assignor and/or such Operators shall duly perform all material obligations binding on it under all sales contracts in accordance with the terms thereof, and shall take all appropriate measures to enforce the performance under each of the sales contracts of the obligations of the purchaser thereunder.

3.6 Immediately prior to the expiration of the Term of this Assignment, fifty percent (50%) of the balance in the Net Profits Account (and to the extent that Payout has not previously occurred, seventy five percent (75%) of the balance in the Net Profits Account), to the extent not previously paid to Assignee, shall be paid to Assignee by wire transfer of immediately available funds to the account specified by Assignee within thirty (30) days of such event.

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3.7 Any amount not paid by Assignor to Assignee when due shall bear interest, and Assignor shall pay interest at the lesser of (a) twelve percent (12%), and (b) the maximum rate of interest allowed by law from such due date until such amount is paid.

COVENANTS

4.1 Assignor hereby represents and warrants to Assignee its officers, directors, employees, shareholders, representatives, agents, successors and assigns as follows:

(a)	Assignor is duly organized, validly existing, and in good standing and duly qualified as of the date hereof to carry on business in the State of Texas and the Outer Continental Shelf in the Gulf of Mexico.

(b)	Assignor has all requisite power and authority to (i) carry on its business as presently conducted and as is contemplated under this Assignment, (ii) enter into this Assignment and the transactions contemplated hereby and (iii) perform all of its duties and obligations under this Assignment and the transactions contemplated hereby. The consummation of the transactions contemplated by this Assignment will not violate, nor be in conflict with, any provision of Assignor’s articles of incorporation or bylaws, or any material provision of any agreement or instrument to which Assignor is a Party or is bound or any judgment, decree, order, statute, rule or regulation applicable to Assignor.

(c)	The execution, delivery and performance of this Assignment and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Assignor.

(d)	Assignor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the matters provided for in this Assignment which will be the responsibility of Assignee; and any such obligation or liability that might exist shall be the sole obligation of Assignor.

(e)	This Assignment constitutes a legal, valid and binding obligation of Assignor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)	Assignor has, and at all relevant times will have, the financial ability to meet its obligations under this Assignment.

4.2 Assignor covenants and agrees, to the extent that Assignor controls such matters:

(a)	to comply with the terms and provisions of the Leases;
(b)	to conduct, or to use reasonable efforts to cause to be conducted, the development, maintenance, operation and abandonment of the Subject Interests with reasonable and prudent business judgment and in accordance with good oilfield practices, the provisions of the Leases, and all applicable federal, state, and local statutes, ordinances, rules and regulations;

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(c)	to cause all wells located on the Subject Interests to be operated in a good, prudent, and workmanlike manner and to cause all improvements and equipment necessary or useful to the operation thereof to be provided;

(d)	to use reasonable efforts to market or cause to be marketed all commercial quantities of Hydrocarbons produced and saved from the Subject Interests;

(e)	to pay all severance, gross production, ad valorem, occupation, gathering and pipeline taxes imposed on the Subject Interests or the production of Hydrocarbons therefrom, except those being contested in good faith and as to which adequate reserves have been established;

(f)	to maintain insurance with respect to the Subject Interests against such liabilities, casualties, risks and contingencies as is customary in the oil and gas industry, including insurance for blow-outs, well control, seepage, pollution, clean up, containment, redrilling and other similar catastrophes; and

(g)	otherwise to cause to be done all things that a prudent operator would do with respect to the Subject Interests to the end that the Leases are maintained in full force and effect and each well located on the Subject Interests that is cable of producing Hydrocarbons in paying quantities shall be produced to maximize the return both to Assignor and Assignee provided that Assignor shall not be obligated to (i) continue to operate any well, or to operate or maintain in force or attempt to maintain in force any Lease when, such well or Lease ceases to produce, or in Assignor’s reasonable opinion, is not capable of producing, Hydrocarbons in paying quantities, or (ii) drill any well, or to participate in any operation which is to be conducted under the terms of any Contract, if such election is made by Assignor in good faith and in compliance with the standards delineated above.

MISCELLANEOUS

5.1 Term. The term of this Assignment shall commence on the Effective Date and this Assignment shall remain in force and effect so long as the Assignor or any successor in interest retains an interest in the Subject Interests, including any renewal, extension, assignment, transfer or amendment of any Leasehold Interest.

5.2 Records. Assignor agrees to at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder, and such books and records shall be open to Assignee for inspection and audit during normal business hours.

5.3 Covenants. All of the covenants of Assignor and Assignee herein contained shall be covenants running with the land, and this Assignment and the covenants herein contained shall inure to the benefit of and be binding upon the successors and assigns of Assignor and Assignee.

5.4 Assignment. Assignor shall be entitled to assign and transfer any or all of its rights, responsibilities, obligations and liabilities under this Assignment to any of its Affiliates, subject to prior written approval from Assignee. Assignee shall have the right to request reasonable guarantees from Assignor concerning any outstanding or future payment of the Net Profits Interest, and such assignment shall not be effected until such guarantees have been given to Assignee and approval has been received from Assignee. Any attempt by Assignor to assign and transfer any or all of its rights, responsibilities, obligations and liabilities under this Assignment, without the prior written approval of Assignee, is a breach of Assignor’s obligations under this Assignment. Upon such a default, Assignee, at Assignee’s sole option, may nevertheless approve the purported assignment by treating such purported assignment as an agreement between the purported assignee and Assignee to continue the terms of this Assignment at no advantage to the purported assignee and no disadvantage to Assignee.

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5.5 Governing Law. This Assignment and the legal relations between the Parties with respect to this Assignment shall be interpreted and construed in accordance with the Laws of the State of Texas, without giving effect to any choice or conflicts of law rules which would refer the governance and construction of this Assignment to the Laws of another jurisdiction.

5.6 Notices. All notices or other communications required or permitted to be given under this Assignment shall be sufficiently given for all purposes hereunder if in writing and personally delivered, delivered by recognized courier service (such as Federal Express) or certified United States mail, return receipt requested, or sent by facsimile communication to the appropriate address or number as set forth below. Notices shall be effective upon receipt by the Party to be notified. The addresses for notice are as follows or to such other address as hereafter furnished in accordance with this paragraph by either Party hereto to the other Party hereto:

If to Assignee:	If to Assignor:

EnTek Partners, LLC 770 South Post Oak Lane, Suite 600 Houston, Texas 77056	West Texas Resources, Inc. 5729 Lebanon Road, Suite 144 Frisco, Texas 75034

5.7 Amendment and Waiver. This Agreement may be amended or modified only by means of a written instrument signed by or on behalf of the Parties hereto. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Assignment shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.8 Further Assurances. Each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Assignment.

5.9 Execution in Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts shall constitute but one Assignment.

The remainder of this page is left intentionally blank

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IN WITNESS WHEREOF, the Parties have executed this Assignment as of the dates of their respective acknowledgements, effective for all purposes as of the Effective Date.

ASSIGNOR: WEST TEXAS RESOURCES, INC. By:____________________ Name:___________________ Title:____________________

ASSIGNEE: ENTEK PARTNERS, LLC By:_______________________ Name: Robert B. Ruston, Jr. Title: Manager

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STATE OF TEXAS

COUNTY OF

Before me, the undersigned authority, on this day personally appeared Stephen E. Jones known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same as President of West Texas Resources, Inc., a Nevada corporation, and acknowledged to me that he executed the same, on behalf of said corporation, for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal of office this________ day of_________ , 2014.

My commission expires:
Notary Public in and for _____
County, State of Texas

STATE OF TEXAS

COUNTY OF

Before me, the undersigned authority, on this day personally appeared Robert B. Ruston, Jr. known to me to be the person whose name is subscribed to the foregoing instrument as Manager of EnTek Partners, LLC, a Texas limited liability company, and acknowledged to me that he executed the same, on behalf of said company, for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal of office this 15th day of April, 2014:

My commission expires:
Notary Public in and for _____
County, State of Texas

22

SCHEDULE A

Attached and made a part of that certain Letter Agreement between West Texas Resources, Inc. and EnTek Partners, LLC dated 4/14/15

2000 DAIRY ASHFORD SUITE 575 HOUSTON, TEXAS 77077	CHARLES R. SANDEL ATTORNEY AT LAW LICENSED IN TEXAS, LOUISIANA & MISSISSIPPI	TELEPHONE 281-759-0100 FACSIMILE 281-493-6821 EMAIL sandelcr@sandel-law.com

November 21, 2013

VIA EMAIL & US MAIL

West Texas Resources Inc.

Attn: Scott Haire

5729 Lebanon Road, Suite 144

Frisco, Texas 75034

fscott.haire@outlook.corn

RE:	West Cameron 225 (OCS-G 00900) - Division Order Letter Well No. 7 and Well No. 8 (D-1)

Dear Sir or Madam:

Tarpon Operating & Development, L.L.C. ("Tarpon") has taken over as operator of the West Cameron 225 lease ("WC 225") from Breton Energy, LLC. The WC 225 Nos. 7 and 8 (D-1) Wells were connected to a new pipeline and the lease restored to production on September 20, 2013.

Tarpon operates WC 225 under the terms of a Joint Operating Agreement ("JOA") dated effective October 1, 2013. You are a non-operator party to the JOA.

In accordance with the terms of the JOA, Tarpon will sell 100% of production from WC 225 and receive 100% of each non-operator's gross revenues from sales of production.

Prior to distributing proceeds to non-operators, Tarpon will subtract each non-operator's share of:

a)	A $0.02 per mcf fee paid to Tarpon for marketing production.

b)	A fee or surcharge equal to 15% of the premiums for "Extra Expense Liability" and "All Risks of Physical Loss or Damage for Facilities" insurance provided by Tarpon.

c)	A $0.31 per mcf fee to establish and maintain an "Abandonment Fund." The fee will be taken out of each working interest owner's share of proceeds from sale of production until $3.3 million is accumulated.

d)	The lease royalty burdening WC 225.

WC 225 Division Order Lttr - West Texas CRS 11-19-13

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e)	Although not required by the JOA, Tarpon is prepared to pay all current overriding royalties burdening each non-operator's interest in WC 225. Tarpon will provide such service to the joint account only for the overriding royalties listed on Attachment I and Attachment II to this letter. Any other overriding royalties burdening a non-operator's interest will be the responsibility of that non-operator to pay.

As shown on Attachment I and Attachment II to this letter, after deducting royalty and current overriding royalty burdens, your net revenue interest before payout in WC 225 production will be:

Well No. 7 - 7.21183%

Well No. 8 (D-1) - 7.21182%

Before paying you based upon these net revenue interests, Tarpon will deduct the fees and surcharges described under items a, b and c above

Subject to your execution of this letter, Tarpon is prepared to begin paying you proceeds attributable to your interest in WC 225.

_______

By your execution of this letter, and until Tarpon receives written notice from you with different instructions, you agree to indemnify and hold Tarpon harmless from and against any and all claims or responsibility arising from any source which Tarpon may sustain by reason of making payments of proceeds to you, the royalty and overriding royalty owners in the proportions and manner set out above.

If it meets with your approval, please a copy of this letter after signing in the space provided and writing in your payment address and tax identification number.

Should you have any questions, please let us know.

Very truly yours,

/s/ Charles R.Sandel

Charles R. Sandel

Acting as General Counsel for

Tarpon Operating & Development, L.L.C.

West Texas Resources, Inc.
Address & Tax ID#
By: __________	__________
Its: __________	__________
Date:__________	__________

Tax ID # _________

WC 225 Division Order Lttr - West Texas CRS 11-19-13

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ATTACHMENT I

West Cameron 225 (OCS-G 00900) No. 7 Well

Before Payout TARPON DIVISION OF INTEREST - EFFECTIVE JULY 1. 2013

Working Interest (WI) Owners		WI		NRI

Tarpon (“Tarpon")		0.6525000		0.4971660
Camron Resources, LLC ("Camron")		0.1433330		0.1104170
HRWC225 Investors LLC ("HRWC225")		0.1040000		0.0748819
West Rexas Resources Inc. ("West Texas")		0.1001670		0.0721183
	Total WI	1.0000000	Total NRI	0.7545832
Overriding Royalty (ORRI) Owners
Floyd F. Foster, Jr. ("Foster'')				0.0036562
L. M. Atkins, Jr. ("Atkins")				0.0015000
Hubert Tett ("Tett")				0.0015000
Larry Corbin ("Corbin")				0.0036562
George Nemetz ("Nemetz")				0.0009375
James H. Bailey ("Bailey")				0.0030000
Gerald T. Gonzales ("Gonzales")				0.0030000
Mel Baiamonte ("Baiamonte")				0.0015000
Wells Fargo Energy Capital (Wells Fargo")				0.0100000
Eni Petroleum US LLC ("Ent")				0.0366664
Apache Shelf, Inc. ("Apache")				0.0133338
			Total ORRI	0.0787501
Royalty Owner
United States of America			Total Royalty	0.1666667
				0.1666867
			TOTAL	1.0000000

Tarpon" Includes the combined WI's, NRI's & ORRI's , wherever derived, of Tarpon Operating & Development, L.L.C., Tarpon Offshore, L.P. & Tarpon Offshore Ventures, LP.

CRS 11/07/2013

25

Attachment II

West Cameron 225 (OCS-G 00900) No. 8 or D-1 Well Before Payout

TARPON DIVISION OF INTEREST - EFFECTIVE JULY 1. 2013

Working Interest IWI) Owners		WI	NRI

Tarpon ("Tarpon")		0.6525000	0.4513340
Camron Resources, LLC ("Camron")		0.1433330	0.0958320
HRWC225 Investors LLC ("HRWC225")		0.1040000	0.0748818
West Rexas Resources Inc. ("West Texas")		0.1001670	0.0721182
	Total WI	1.0000000	Total NRI 0.6941660
Overriding Royalty (ORRI) Owners
Catherine A. Newman Fund ("Newman")			0.0000001
Cynthia Cobb Gillen ("Gillen")			0.0000004
Julia Scannell Fund ("Scannell")			0.0000004
Mark Appleby Fund ("Mark Appleby")			0.0000001
Todd Appleby Fund ("Todd Appleby")			0.0000004
Tidelands Royalty B Corporation ("Tidelands")			0.0104155
Floyd F. Foster, Jr. ("Foster")			0.0036562
L. M. Atkins, Jr. ("Atkins")			0.0015000
Hubert Tett ("Tett')			0.0015000
Larry Corbin ("Corbin")			0.0036562
George Nemetz ("Nemetz")			0.0009375
James H. Bailey ("Bailey")			0.0030000
Gerald T. Gonzales ("Gonzales")			0.0030000
Mel Balamonte ("Balamonte")			0.0015000
Wells Fargo Energy Capital ("Wells Fargo")			0.0100000
Eni Petroleum US LLC ("Eni")			0.0733330
Apache Shelf, Inc. ("Apache")			0.0266675
			Total ORRI 0.1391673
Royalty Owner
United States of America			0.1666667
			Total Royalty 0.1666667
			TOTAL 1.0000000

'Tarpon" includes the combined WI's, NRI's & ORRI's , wherever derived, of Tarpon Operating & Development, L.L.C., Tarpon Offshore, L.P. & Tarpon Offshore Ventures, LP.

CRS 11/07/2013

26

Schedule B

to that certain Letter Agreement between West Texas Resources, Inc. and EnTek Partners, LLC dated 4/15/2014

WC225 D-1 Recompletion AFE Amount Example Calculation

Net Profits Interest Conveyance Dated 4-15-14
		Min	ML	MAX
Estimated Gross AFE Amount		$3,950,000	$4,450,000	$5,000,000
Gross Credit Amount		$1,753,699	$1,753,699	$1,753,699
Difference		$2,196,301	$2,696,301	$3,246,301
WTXR net WI share 10.0167%		$219,996.88	$270,080.38	$325,172.23
Maximum Investment				$275,000.00
Excess Amount				$50,172.23
Excess Amount Payout	300%			$150,516.70

Min denotes Minimum estimate as of 4/15/14

ML denotes Most Likely estimate as of 4/15/14

Max denotes Maximum estimate as of 4/15/14

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 Schedule C

to that certain Letter Agreement between West Texas Resources, Inc. and EnTek Partners, LLC dated 4/15/2014

JOINT OPERATING AGREEMENT

DATED EFFECTIVE OCTOBER 1, 2013

BY AND BETWEEN

TARPON OFFSHORE, VENTURES, LP,

AS OPERATOR,

AND

WEST TEXAS RESOURCES INC., HRWC225 INVESTORS LLC AND CAMRON RESOURCES, LLC

AS NON-OPERATORS

COVERING

OCS-G 00900

WEST CAMERON BLOCK 225

JOINT OPERATING AGREEMENT

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THIS AGREEMENT is made and entered into effective as of October 1, 2013, by and between Tarpon Offshore Ventures, LP ("Tarpon"), West Texas Resources Inc. ("West Texas"), HRWC225 Investors LLC ("HRWC225") and Camron Resources, LLC ("Camron") being hereinafter sometimes collectively referred to as "Parties" and sometime individually referred to as "Party". Tarpon is sometimes referred to herein as "Operator" and the other Parties as "Non-Operators" or, individually, as a "Non-Operator."

WITNESSETH:

THAT, WHEREAS, the Parties are the owners of the oil and gas Lease covering certain submerged lands offshore and being more particularly described on Exhibit "A" hereto; and

WHEREAS, the Parties desire to provide for the exploration, development, production and operation of said oil and gas Lease, and to define their rights and obligations with respect thereto;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and obligations herein contained and to be performed, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the Parties as follows:

ARTICLE 1

APPLICATION TO SEPARATE LEASES

1.1 Application to Separate Leases. If more than one lease is identified in Exhibit "A," this Agreement shall be applicable to each such lease separately for the purpose herein and each such lease shall be considered as being covered by a separate Joint Operating Agreement.

ARTICLE 2 DEFINITIONS

2.1 Casing Point. Casing Point shall be defined as the point in time when any Exploratory, Development or Substitute Well(s) drilled on the Lease, have been drilled to their objective depth as stated in the applicable AFE (Authority for Expenditure), appropriate tests have been performed and a recommendation is made to (i) set casing and complete the well, (ii) plug and abandon the well or (iii) conduct other operations as provided within the priority of operations outlined within Article 11.4.

2.2 Contract Area. Those lands described on Exhibit "A" attached to this Agreement.

 2.3 Development Operations. Operations on the Lease other than Exploratory Operations as defined in Article 2.5 herein.

2.4 Development Well. Any well proposed as a Development Operation.

2.5 Exploratory Operations. An operation that is conducted on the Lease and that is any of the following:

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(a) proposed to Complete an Exploratory Well;

(b) proposed for an Objective Horizon that is not a Producible Reservoir;

(c) proposed for an Objective Horizon that has a Producible Well, but that will be penetrated at a location where the distance between the midpoint of the Objective Horizon to be penetrated by the proposed operation and the midpoint of the same Objective Horizon where it is actually penetrated by a Producible Well will be at least three thousand (3,000) feet for a gas Completion and at least two thousand (2,000) feet for an oil Completion; or

(d) proposed for an Objective Horizon that is unanimously agreed by the Parties not to be in an existing Producible Reservoir.

2.6 Exploratory Well. Any well proposed as an Exploratory Operation.

2.7 Facilities. All lease equipment, excluding Platforms and Pipelines, beyond the wellhead connections acquired pursuant to this Agreement, including Gathering and Flowlines.

2.8 Pipelines. Pipelines used to transport production off the Lease premises either to connect to a purchaser's pipeline, or to transport production to shore.

2.9 Gathering and Flowlines. Flowlines shall include all pipelines used to transport production to a facility on the Lease.

2.10 Lease. That Oil and Gas Lease granting rights in connection with Petroleum Substances within, upon or under the Leased Lands. Exhibit "A" hereof describes the Lease, the Parties owning the working interests therein and thereunder, and their proportions of ownership.

2.11 Leased Lands. Those lands in which rights are owned by virtue of the Lease, which are more particularly described on Exhibit "A" hereof.

2.12 Non-Consent Operations. Operations conducted by less than all Parties.

2.13 Non-Consent Platform. A drilling or production platform owned by fewer than all Parties.

2.14 Non-Consent Well. Any well drilled, deepened, sidetracked or recompleted by less than all Parties to this Agreement.

2.15 Non-Operator. Any Party to this Agreement other than the Operator. 2.16 Non-Participating Party, Any Party other than a Participating Party.

2.17 Operator. The Party designated to conduct exploration, drilling, development, production and all other operations on the Contract Area under the terms of this Agreement.

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2.18 Participating Interest. The respective percentage of participation of each Party electing to participate in an operation conducted hereunder, including the production of Petroleum Substances, based on ownership in the Lease.

2.19 Participating Party. A Party electing to participate in an operation conducted hereunder, paying its portion of the cost of the operation and being entitled to its portion of the benefits thereof.

2.20 Petroleum Substances. All petroleum, natural gas and any and all other substances granted to the owner of the rights under the Lease, which may be recovered from the Leased Lands under the terms hereof.

2.21 Producible Reservoir. An underground accumulation of oil or gas (a) in a single and separate natural pool characterized by a distinct pressure system, (b) not in oil or gas communication with another accumulation of oil or gas, and (c) into which a Producible Well has been drilled.

2.22 Producible Well. A well producing oil or gas, or, if not producing oil or gas, a well determined to be capable of producing in paying quantities pursuant to the governmental authority having jurisdiction hereof.

2.23 Working Interest. The ownership of each Party in and to the Lease as set forth in Exhibit “A”.

2.24 Reservoir. An underground accumulation of porous and permeable rocks containing hydrocarbons which is bounded either by physical changes within such rocks or by other rocks so as to prevent efficient and effective migration of such hydrocarbons across such boundaries.

2.25 Sidetrack(ing). A drilling operation which is accomplished by an intentional deviation of the well bore to an objective other than that objective to which said well bore would have penetrated absent such deviation.

2.26 Substitute Well Operation. Drilling operations on a new well which (i) is undertaken prior to reaching the objective zone(s) for a prior well because Gulf Coast Conditions have been encountered in the drilling of such prior well, (ii) is commenced within 90 days after efforts to overcome or remedy such Gulf Coast Conditions have ceased, and (iii) is otherwise drilled in the same manner as the proposal for such prior well.

2.27 Platform. A drilling and/or production platform, caisson, well protector or similar structure which is installed for Lease development.

ARTICLE 3

EXHIBITS

3.1 Exhibits. The following Exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

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Exhibit "A" - A description of the Contract Area, Lease Description, Leased Lands and Addresses for Notice Purposes, the Parties and their percentages of ownership of working interest.

Exhibit "B" - Insurance Procedures. Exhibit "C" - Accounting Procedures.

Exhibit "D" - Equal Opportunity Employment.

Exhibit "E" - Gas Balancing Agreement.

If any provision of an exhibit is inconsistent with any provision contained in the body of this Agreement, the provision in the body of the Agreement shall prevail, except for Exhibit "E."

ARTICLE 4

EFFECTIVE DATE AND TERM OF AGREEMENT

4.1 Effective Date. This Agreement shall be effective as of October 1, 2013.

4.2 Term of Agreement. This Agreement shall remain In effect as to the Contract Area for and during the term of the Lease (and any extension thereof, whether by production or otherwise) and for such reasonable length of time thereafter as is necessary for the Parties to conduct a final accounting and remove all salvable equipment from the Leased Lands.

ARTICLE 5 OPERATOR

5.1 Operator. Tarpon Offshore Ventures, LP is the Operator under this Agreement, however, its affiliate, Tarpon Operating & Development, L.L.C. shall provide the operating services provided for in this Agreement as the Bureau of Ocean Energy Management recognized "Designated Operator."

5.2 Resignation of Operator. Operator may resign at any time by giving written notice thereof to the Parties. Operator shall resign if it divests itself of all its interest in the Lease. Such resignation shall not become effective until the first day of the first full month following a period of ninety (90) days from the date of said notice, unless a successor Operator has theretofore assumed the duties of Operator hereunder.

5.3 Removal of Operator. Operator may be removed in the event (a) Operator becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, commits any act of bankruptcy or seeks relief under laws providing for the relief of debtors; or (b) a receiver is appointed for Operator or for substantially all of its property and/or affairs; or (c) Operator divests itself of one hundred percent (100%) of the interest owned by it in the Lease at the time its was designated Operator; provided, however, this Section 5.3(c) shall not be applicable to a divestiture by Operator by means of merger, consolidation, reorganization, or the sale or transfer of its interest to a wholly-owned or controlled subsidiary or affiliate. "Affiliate" as used here, includes any corporation, partnership, trust or other entity which is at least fifty percent (50%) owned or controlled by or for the benefit of Operator.

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In addition, Operator may be removed for good cause by the affirmative vote of Non- Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from the receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also substantial breach of a material provision of this Agreement or material failure or inability to perform its obligations under this Agreement.

5.4 Selection of Successor. Upon the resignation or removal of Operator, a successor Operator shall be selected by an affirmative vote of two (2) or more Parties having a cumulative Working Interest of fifty percent (50%) or more; however, if the removed or resigned Operator fails to vote or votes only to succeed itself, the successor Operator shall be selected by an affirmative vote of one (1) or more Parties having a cumulative Working Interest of fifty percent (50%) or more after excluding the Working Interest of the removed or resigned Operator. This requirement of "two (2) or more Parties" will be deleted if less than three voting parties exist. All provisions of this Agreement pertaining to Operator shall also apply to any successor Operator.

5.5 Delivery of Property and Records. Prior to or on the effective date of resignation or removal, Operator shall deliver and turn over to its successor the operations of the Leased Lands and all property and records necessary therefore.

5.6 Operator's Liability. Operator shall not be liable to the other Parties for any act or omission in conducting operations hereunder unless such act or omission is the result of Operator's willful misconduct or gross negligence.

ARTICLE 6

RIGHTS AND DUTIES OF OPERATOR

6.1 Exclusive Right to Operate. Unless otherwise specifically provided and subject to the provisions of this Agreement, Operator shall have the exclusive right and duty to conduct all operations on the Contract Area. Operator shall not be deemed or hold itself out as the agent or fiduciary of the Non-Operators.

6.2 Workmanlike Conduct. Operator shall conduct all operations in a good and workmanlike manner, as would a prudent operator under the same or similar circumstances. Operator shall consult with the other Parties and keep them informed of all important matters involving operations on the Leased Lands.

6.3 Liens and Encumbrances. Operator shall endeavor to keep the Lease and equipment (affixed thereon or used in connection therewith) free from all liens and encumbrances occasioned by operations hereunder, except those provided for in Section 9.5.

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6.4 Employees. The number of employees, and their selection, hours of work and compensation shall be determined by Operator; and all employees and contractors used or employed in operations hereunder shall be employees and contractors of Operator.

6.5 Records. Operator shall keep accurate books, accounts and records of operations, which shall be available at reasonable times for inspection and copying by the other Parties, subject to the provisions of the Accounting Procedures attached hereto as Exhibit "C."

6.6 Compliance. Operator shall comply with and require all agents and contractors to comply with all applicable laws, rules, regulations, orders and requirements of any governmental agency having jurisdiction.

6.7 Drilling. All wells drilled on the Leased Lands shall be drilled by a contractor of Operator's choice at competitive rates. Pursuant to a written agreement among the Participating Parties, Operator may use tools, services, materials, or drilling equipment owned, leased or controlled by Operator, but the charges for, and terms and conditions of, such use shall be competitive with other responsible independent contractors offering comparable, suitable drilling equipment available for use within the time frame contemplated by Operator. A copy of any drilling contract entered into by Operator will be furnished to any Party upon its written request therefor.

6.8 Reports. Operator shall make all required reports to governmental authorities that it has the duty to make as Operator. Operator shall give timely written notice to the Parties of all litigation and hearings which affect the Lease or operations hereunder.

6.9 Information. Operator shall furnish all Participating Parties copies of the following information pertaining to each well being drilled:

(a) application for permit to drill and all amendments thereto;

(b) daily drilling report with estimated cumulative cost to date;

(c) all core analyses;

(d) any logs and surveys made in the well(s) as run and upon completion of the well(s), a composite of all electrical type logs and mud logs;

(e) samples of cuttings and cores marked as to depth, to be packaged and shipped at the expense of the requesting Party;

(f) any well tests, bottom hole pressure surveys, gas and condensate analyses, or any other pertinent information; and

(g) any additional information requirements stated in the Non-Operators' Notification and Information requirements sheet.

Operator shall also furnish to each Party, upon request, copies of the following general information:

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(a) all reports to any governmental agency;

(b) reports of production, crude oil runs and stocks;

(c) reports on status of wells including wells not producing and not abandoned;

(d) reports of inventory and any other information pertaining to operations;

(e) all reports relating to pay-out of a non-consent operation; and

(f) all reports pertaining to the Gas Balancing Agreement attached hereto as Exhibit "E."

The cost of gathering and furnishing information not ordinarily furnished to all Parties shall be charged to the Party that requests such information.

ARTICLE 7

VOTING PROCEDURE

7.1 Voting Procedures. Unless otherwise provided herein, the Parties shall determine any matter which requires their approval, as follows:

7.1.1 Voting Interest. On matters of a general nature involving all Parties, each Party shall have a voting interest equal to its percentage ownership in the Lease at the time such vote is taken. On matters pertaining to a specific operation, each Participating Party shall have a voting interest equal to its Participating Interest at the time such vote is taken.

7.1.2 Vote Required. Unless otherwise provided for herein, proposals requiring approval of the Parties shall be decided by an affirmative vote of one (1) or more Parties having a combined voting interest of twenty-five percent (25%) or more.

7.1.3 Votes. The Parties may vote at meeting; by telephone, promptly confirmed in writing to Operator; or by certified letter or fax. Operator shall give prompt notice of the results of such voting to each Party.

7.1.4 Meeting. Meetings of the Parties may be called by Operator upon its own motion or at the request of one (1) or more Parties having a combined voting interest of not less than twenty five percent (25%). Except in the case of an emergency or when agreed by unanimous consent, no meeting shall be called on less than seven (7) days advance written notice, with a meeting agenda attached. The representative of Operator shall be chairman of each meeting.

ARTICLE 8

ACCESS TO LEASED LANDS AND CONFIDENTIALITY

8.1 Access to Leased Lands. Each Party shall have access to the leased Lands at its sole risk and expense at all reasonable times to inspect joint operations, wells in which it participates, and records and data pertaining thereto.

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8.2 Confidentiality. Except as provided in Section 8.3 and Section 26.1 and except for necessary disclosures to governmental agencies, or otherwise required by law, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well unless agreed to by all Parties, and further, any announcements, news releases, or disclosures of information to the public concerning proposed or actual operations and/or actions taken or being considered pursuant to this Agreement shall be made pursuant to Article 26.1.

8.3 Limited Disclosure. Such confidential data may be made available to:

(a) reputable engineering firms (including geological and geophysical consultants) for hydrocarbon reserve and other technical evaluations,

(b) gas transmission companies for technical evaluations,

(c) reputable financial institutions for evaluations prior to commitment of funds, or with respect to financing for which the Lease has been pledged,

(d) a reputable and financially responsible third party with whom a Party is engaged in bona fide negotiations for the sale or farmout of all or a portion of its interest in the Lease, but only during the period that such negotiations are being conducted, and

(e) an affiliate which owns at least fifty percent (50%) of the stock,

at the offices of the Party making such data available. Any third party permitted access to data pursuant to this Section 8.3 shall first agree in writing not to release the data to anyone for any purpose. Also, any data made available under this Section shall not be removed from the custody of the Party making such data available. Any third party permitted access to data pursuant to Section 8.3(d) shall also first agree in writing that, in the event of a failure to complete such transaction, it shall make no use of the confidential information. However, in no event shall confidential data be made available to any third party or an affiliate thereof who is also an interest owner in an offsetting block without prior written consent of all parties.

ARTICLE 9 EXPENSE

9.1 Basis of Charge to Parties. Operator shall pay all costs incurred hereunder, and each Party shall reimburse Operator for such costs in proportion to its Participating Interest. All charges, credits and accounting for expenditures shall be pursuant to Exhibit "C." The provisions of this Agreement shall prevail in the event of conflict with Exhibit "C."

9.2 Authorization. Operator shall neither make any single expenditure nor undertake any project estimated to cost in excess of One Hundred Thousand Dollars ($100,000) without prior approval of the Participating Parties. Operator shall furnish written information to all the Participating Parties of any expenditures in excess of Twenty-five Thousand Dollars ($25,000). Subject to any election provided In Articles 11 and 12, approval of a well operation shall include approval of all necessary expenditures through installation of the wellhead. (Overexpenditures see Article 9.9.) Notwithstanding the provisions of this Section, in the event of an emergency, Operator may immediately make such expenditures as in its opinion are required to safeguard life and property or to comply with applicable laws or regulations in dealing with the emergency. Operator shall report to the Parties, as promptly as possible, the nature of the emergency and action taken.

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9.3 Advance Billings. As provided for in the provisions of Exhibit "C" attached hereto.

9.4 Commingling of Funds. Funds received by Operator under this Agreement may be commingled with its own funds. Notwithstanding any provision hereof to the contrary, however, Operator shall hold as agent for the Non-Operators any funds of the Non- Operators advanced or paid to Operator, either for the conduct of operations hereunder or as the result of the sale of production from the Lease, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the relevant Non-Operators or applied toward the payment of debts as provided in this Article 9.

9.5 Security Rights. Each Party grants to each of the other Party (ies) a first lien upon all its right, title and interest in the Lease and a security interest in its share of oil and gas when extracted and its interest in all equipment and property, including fixtures located upon and/or used or useful in the production of oil and gas from the Lease. In order to perfect this lien, Operator is authorized to file this Agreement or a declaration thereof in the records of the appropriate county or parish and in the records of the U.S. Department of Interior, Bureau of Ocean Energy Management ("BOEM"). To the extent that a Party has a security interest under the Uniform Commercial Code ("UCC"), Operator is also authorized to file a financing statement in appropriate records and each Party shall be entitled to exercise the rights and remedies of a secured party under the UCC. The bringing of a suit and the obtaining of judgment by any Party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the rights or security interest for the payment thereof. The liability of each Party under the Joint Operating Agreement and the first lien and security interest granted hereby shall be limited (and no party shall be entitled to enforce the same against each Party for an amount exceeding) to the actual obligations and indebtedness (including all interest charges, costs, attorneys fees, and other charges provided for in this Joint Operating Agreement) outstanding and unpaid and that are attributable to or charged against the interest of such Party pursuant to this Joint Operating Agreement.

9.5.1 Rights to Production. If any Party fails to pay its share of the costs when due as provided in the Agreement, Operator (or the Non-Operator with the greatest Working Interest in the Lease if Operator is in default of the payment of costs hereunder), at any time and from time to time, shall be entitled to collect and receive the proceeds from the sale of all or any part of such defaulting Party's share of hydrocarbons produced from the Lease, including the proceeds from previously executed sales contracts made by or for such delinquent Party. All sums so collected shall be applied against the delinquent or unpaid expenses due from such Party, with the balance of such proceeds, if any, to be paid to the delinquent Party or other person entitled thereto. Operator (or the collecting Non- Operator, if Operator is the delinquent Party) may likewise take any other credit due any such delinquent Party and apply the same against sums due from such delinquent Party under this Agreement. The rights granted to Operator (or Non-Operators, if Operator is the delinquent Party) in this Section 9.5 shall not be construed as exclusive remedies but shall be in addition to all rights, privileges, and remedies afforded Operator (or Non-Operators, if Operator is the delinquent Party) by any other provisions of this Agreement and by law or equity. The service of a true copy of this Agreement, or the declaration and financing statement described in Section 9.5 above, upon any purchase of all or any part of any delinquent Party's share of hydrocarbon production from the Lease shall constitute written authorization by such delinquent Party for such purchaser to pay the proceeds from such sale to Operator (or the collecting Non-Operator if Operator is the delinquent Party) during such delinquency, and such purchaser shall be deemed to have been notified of such authorization at the time of such service. The books and records kept by Operator with respect to operations hereunder shall constitute conclusive proof for purposes of this Section 9.5.1 of the existence or non-existence of any such delinquency insofar as the right of Operator (or the collecting Non-Operator, if Operator is the delinquent Party) to collect the proceeds from the sale or any Party's hydrocarbons is concerned, subject, however, to all rights of inspection, verification and audit provided for in this Agreement. The exercise of the rights granted in this Section 9.5.1 shall not in any way affect the liability of any delinquent Party for royalty payments.

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9.6 Unpaid Charges. If any Party fails to pay the charges due hereunder within sixty (60) days after rendition of Operator's statement, the other Participating Parties shall, upon Operator's request, pay the unpaid amount in proportion to their interests. Each Party so paying its share of the unpaid amount shall be subrogated to Operator's security rights to the extent of such payment.

9.7 Default. If any Party does not pay its share of the charges when due, Operator may give such Party written notice by certified or registered mail that unless payment is made within thirty (30) days, such Party shall be in default. Any Party in default shall have no further access to the maps, records, data, interpretations, or other information obtained in connection with operations for so long as such Party remains in default. A defaulting Party shall not be entitled to vote on any matters until such time as all of said Party's payments are current. The voting interest of each non-defaulting Party shall be in the proportion its Participating Interest bears to the total non-defaulting Participating Interest. As to any operation approved during the time which a Party is in default, such Party shall be deemed to be a Non-Participating Party.

9.8 Carved-Out Interests. Any overriding royalty interest, production payment, net profits interest, carried interest or any other interest carved out of a working interest (each a "carved-out interest") in the Lease other than the carved-out interests listed on Exhibit "A' to this Agreement shall be subject to the rights of the Parties to this Agreement. If any Party whose Participating Interest is so encumbered does not pay its share of expense and the proceeds from such Party's share of the sale of production under Section 9.5 are insufficient for that purpose, the security rights provided for therein may be applied against the carved-out interests with which such Party's Working Interest is burdened. In such event, the rights of the owner of such carved-out interest shall be subordinated to the security rights granted in Section 9.5.

9.9 Supplemental AFE. If an approved item, project or operation, exceeds the expenditure previously approved by the Participating Parties by an amount exceeding twenty-five percent (25%) of the amount originally approved (the "excess limit"), Operator shall advise each Participating Party of the amount necessary to complete the item, project, or operation and an election by the Participating Parties shall determine whether the item, project, or operation shall be completed. If there is not unanimous agreement with respect to such expenditure, the Party or Parties electing to complete the project shall be entitled to do so. The Party or Parties who elect not to complete such project shall be subject, with respect only to such Party's proportionate part of the costs to complete in excess of the excess limit, to a recoupment penalty in accordance with the provisions of Article 13.2.1. In any event, each Party who initially agreed to participate in such item, project or operation, shall remain liable, where necessary, for its proportionate part of dry hole abandonment costs, salvage costs, and rig removal costs, but only to the extent that such costs have not been increased by the completion of the item, project, or operation. It is expressly stipulated that this provision shall not apply to those circumstances involving a bona fide emergency.

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ARTICLE 10

NOTICES

10.1 Giving and Receiving Notices. Except as specifically provided otherwise herein, all notices of proposals required herein shall be given in writing by delivery in person, by U.S. Postal Service, fax, or by telephone with written confirmation sent within twenty- four (24) hours (if a drilling rig is on location and standby charges are accumulating, such notices shall be given by telephone and immediately confirmed in writing or given by fax). Notice shall be deemed given only when received by the Party to whom such notice is directed. Each Party's proper address, telephone number and fax number shall be that shown on Exhibit "A" until such Party gives written notice to the other Parties of a different address for the purposes of this Section.

10.2 Response to Notices. When notice of a proposal has been given, each Party shall respond in writing to the Party making the proposal within the maximum response time for such proposal, as stated below:

10.2.1 Platform Construction. When any proposal for operations involves the construction and/or installation of a drilling and/or production platform, the maximum response time shall be sixty (60) days. When a proposal is for a caisson, well protector or similar structure, the maximum response time is thirty (30) days; however, if a drilling rig is on location and standby charges are accumulating, the maximum response time is forty-eight (48) hours.

10.2.2 Proposals Related to Pipelines. When any proposal involves the construction of a pipeline, the maximum response time shall be the lesser of thirty (30) days or the time required to respond to a third party proposal.

10.2.3 Well Proposal Not Requiring Platform. With the exception of the Initial Exploratory Test Well, when any proposal for well operations does not require construction of a platform, the maximum response time shall be thirty (30) days. If a drilling rig is on the Leased Lands with rig standby charges accumulating or the Parties would have an obligation to the drilling contractor for similar charges, the maximum response time shall be forty-eight (48) hours.

10.2.4 Other Matters. Unless otherwise provided, for all other matters requiring a notice, the maximum response time shall be thirty (30) days.

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10.3 Failure to Respond. Failure of any Party to respond to a notice within the required period shall be deemed to be a negative response.

10.4 Content of Notice. Any notice which requires a response shall include sufficient information to allow each Party to make a decision as to the response to be given, and shall indicate the maximum response time specified in Section 10.2, above. Where a proposal involves the drilling, deepening or sidetracking to an objective other than that originally proposed, or recompletion of a well, the notice shall include the location, proposed depth of the operation, objective zone(s) to be tested, proposed size of drilling and/or spacing units, if any, estimated costs of the operation including those which would be required for completing and equipping the well through the wellhead, details regarding directional drilling as applicable, and the type of equipment which will be used, such as mobile drilling rig, floating drilling vessel, or platform.

10.5 Restrictions on Multiple Well Proposals. Unless otherwise agreed by the Parties, no more than one well shall be drilling or completing at the same time. Well proposals made under the terms hereof shall be limited to one well each and except as provided below, no Party shall be required to make an election under more than one well proposal at the same time or while a well is drilling or completing. This paragraph shall not limit the right of a Party to propose a well while another is drilling or completing, however, the time to elect under such a proposal shall be deferred until (a) thirty (30) days after the previous well has been completed or plugged and abandoned, or (b) forty-eight (48) hours from receipt of notification that a drilling rig is on location and standby charges are being accumulated, whichever is earlier. It is provided, however, that any Party, upon request to Operator, may have additional time, if practicable, to make its election on the condition that such Party shall bear all costs and risk incurred during such additional standby period.

ARTICLE 11

EXPLORATORY WELLS

11.1 Operations By All Parties. Any Party may propose an Exploratory Well by notifying the other Parties. If all the Parties agree to participate in drilling the proposed well, Operator shall drill same for the joint account of the Parties within one-hundred twenty (120) days of the end of the election date(s).

11.2 Second Opportunity to Participate. If fewer than all, but one (1) or more Parties having a combined Working Interest of twenty-five percent (25%) or more, elect to participate, the proposing Party shall inform the Parties of the elections made, whereupon any Party originally electing not to participate may then elect to Participate by notifying the Proposing Party within forty-eight (48) hours after receipt of such information.

11.3 Operations By Fewer Than All Parties. If less than all, but one (1) or more Parties owning twenty-five percent (25%) or more in interest in the Lease, elect to participate in such operations, the proposing Party, immediately after the expiration of the notice period in Article 11.2, above, shall advise the Participating Parties of (a) the total interest of the Parties approving such operation, and (b) its recommendation as to whether the Participating Parties should proceed with the operation as proposed. Each Participating Party, within five (5) business days or forty-eight (48) hours if rig is on location, after receipt of such notice, shall advise the proposing Party of its desire to (a) limit participation to such Party's interest as shown on Exhibit “A", or (b) carry its proportionate part of the Non-Participating Parties' interest. Each Participating Party shall be entitled, but not obligated, to acquire its share of the Non-Participating Parties' share in the ratio that such Parties' working interest at the time the original proposal was made bears to the total working interest of all Participating Parties. Failure of a Participating Party receiving such a notice to reply within the fixed period shall constitute an election by the Party not to carry its proportionate part of the Non-Participating Parties' interest. The proposing Party, at its election, may withdraw such proposal if there is insufficient participation, and shall promptly notify all Parties of such decision. If the operation is fully subscribed, it shall be conducted as a Non-Consent Operation for the joint account of the Participating Parties and the following special provisions shall apply:

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11.3.1 Exploratory Wells. If the well will be an Exploratory Well drilled under this Agreement, then upon commencement of such drilling operations [within one- hundred twenty (120) days after the last applicable election date], each Non- Participating Party's interest and leasehold operating rights in any Reservoir(s) tested by such Exploratory Well, and title to production from any productive Reservoir(s) resulting from such drilling operations shall be owned by and vested in each Participating Party in proportion to its Participating Interest for so long as the operations are conducted or production is being obtained therefrom; provided, however, that such rights shall revert to each Non-Participating Party in accordance with the provision of Articles 13.2.1(a) and 13.2.2.

11.4 Casing Point Election. Upon reaching Casing Point in any well drilled under the provisions of this Agreement (whether commenced as an Exploratory or Development Operation), the Operator shall immediately notify the other Participating Parties in writing and delivered by personal messenger, or by fax, its recommendations as to further operations thereon. Each Participating Party, within forty-eight (48) hours after receipt of such notice and all available logs and test results, shall advise the Operator and the other Participating Parties by telephone with written confirmation sent within twenty-four (24) hours, or by fax, or in writing whether it accepts Operator's recommendation or makes additional recommendations as to further operations with respect to such well. If additional recommendations are made, the Participating Parties shall have an additional twenty-four (24) hours to respond. If all Participating Parties elect to abandon the well at that point, it shall be plugged and abandoned at their joint cost and expense. Any Party may request in writing up to forty-eight (48) hours of additional time beyond the herein specified time in order to make an election; however, all costs associated to such standby rig time shall be at the expense of the Party or Parties requesting such additional time.

If less than all, but one (1) or more Participating Parties owning twenty-five percent (25%) or more in interest in the well elect to conduct a specific operation, other than plugging and abandoning the well, the Parties so electing shall conduct such operation as a Non-Consent Operation under the provisions of Article 13. If at any time there is more than one operation proposed in connection with any Well subject to this Agreement, and in the event no one proposed operation receives the approval of one (1) or more Participating Parties owning fifty percent (50%) or more in interest in the well, then unless all Participating Parties agree on the sequence of such operations, such operations shall be proposed and conducted (with no minimum party's percentage approval necessary) in the following order of priority:

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(a) proposals to do additional testing, coring or logging.

(b) proposals to attempt completions in the objective zone, in ascending order.

(c) proposals to plug back and attempt completions, in ascending order.

(d) proposals to sidetrack to original objective depth.

(e) proposals to deepen the Well, in descending order.

(f) proposals to sidetrack the Well to a new objective.

(g) proposals to perform other operations.

(h) proposals to temporarily plug and abandon Well.

If the Operation is other than to plug and abandon the Well, such further Operation shall be conducted as a Non-Consent Operation under the provision of Article 13, and if the well is subsequently abandoned as a dry hole, then the Non-Participating Party as to such further Operation shall bear its proportionate part of what would otherwise have been the cost of plugging and abandoning the Well at the initial objective depth.

ARTICLE 12

DEVELOPMENT WELL OPERATIONS

12.1 Operations By All Parties. Any Party may propose Development Well Operations, including any Platform or Facilities required by such operations, by notifying the other Parties. If all Parties elect to participate in the proposed operation, Operator shall conduct such operations for the joint account of the Parties.

12.2 Second Opportunity to Participate. If fewer than all, but one (1) or more Parties have a combined Working Interest of twenty-five percent (25%) or more, elect to participate, the proposing Party shall inform the Parties of the elections made where upon any Party originally electing not to participate may then elect to participate by notifying the proposing Party within forty-eight (48) hours after receipt of such information.

12.3 Operations By Fewer Than All Parties. If after the second notice provided for in Article 12.2 above, less than all, but one (1) or more Parties owning twenty-five percent (25%)or more in interest in the Lease, elects to participate in such operation, the proposing Party shall advise the Participating Parties of (a) the total interest of the Parties approving such operation, and (b) its recommendation as to whether the Participating Parties should proceed with the operation as proposed. Each Participating Party within forty-eight (48) hours after receipt of such notice, shall advise the proposing Party of its desire to (a) limit participation to its existing working interest, or (b) carry its proportionate part of or any part of the Non-Participating Parties' interest. Failure of a Participating Party receiving such a notice to reply within the fixed period shall constitute an election by the Party not to carry its proportionate part of the Non-Participating Parties' interest. The proposing Party, at its election, may withdraw such proposal if there is insufficient participation, and shall promptly notify all Parties of such decision. If the operation is fully subscribed, it shall be conducted as a Non-Consent Operation for the joint account of the Participating Parties. If such operations are to be conducted from an existing Platform, the election to participate shall be made by one (1) or more Parties having a combined participating interest of twenty-five percent (25%) or more in such Platform.

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12.4 Timely Operations. Operations shall be commenced within one-hundred twenty (120) days following the date upon which the last applicable election may be made. If no operations are begun within such time period, the effect shall be as if the proposal had not been made. Operations shall be deemed to have commenced (a) on the date the contract for a new Platform is let, if the notice indicated the need for such Platform; or (b) on the date that charges begin according to the terms of the drilling contract.

12.5 Course of Action After Drilling to Initial Objective Zone(s). At such time as a Development Well has been drilled to the objective zone(s), Operator shall notify the Participating Parties setting forth Operator's recommendation pursuant to Article 11.4.

12.6 Deeper Drilling. If a well is proposed to be drilled below the deepest producible zone penetrated by a Producible Well, any Party may elect to participate either in the well as proposed or to the base of the deepest producible zone. A Party electing to participate in such well to the base of said zone shall bear its proportionate part of the cost and risk of drilling to said zone including completion or abandonment. All operations below the depth to which such Party agreed to participate shall be governed by Article 13.

ARTICLE 13

NON-CONSENT OPERATIONS

13.1 Non-Consent Operations. No party, including the Operator, shall be obligated to acquire a Non-Participating Party's interest in a proposed operation. Operator shall conduct Non-Consent Operations at the sole risk and expense of the Participating Parties, in accordance with the following provisions:

13.1.1 Non-Interference. Non-Consent Operations shall not interfere unreasonable with operations being conducted by all Parties

13.1.2 Multiple Completion Limitations. Non-Consent Operations shall not be conducted in a well having multiple completions unless: (a) each completion is owned by the same Parties in the same proportions; (b) the well is incapable of producing from any of its completions; or (c) all Participating Parties in the well consent to such operations.

13.1.3 Metering. In Non-Consent Operations, separate metering devices shall be required to measure production, but subject to approval by appropriate governmental authority, such production may be determined upon the basis of appropriate well tests.

13.1.4 Non-Consent Well. Operations on a Non-Consent Well shall not be conducted in any producible zone penetrated by a Producible Well without approval of each Non-Participating Party unless: (a) such zone shall have been designated in the notice as a completion zone; (b) completion of such well in said zone will not increase the well density governmentally prescribed or approved for such zone; and (c) the horizontal distance between the vertical projections of the midpoint of the zone in such well and the same zone in an existing well, if producible, will be at least two-thousand (2,000) feet if an oil-well completion or three-thousand (3,000) feet if a gas-well completion.

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Subject to the foregoing provisions of this Article, until the Participating Parties in a Non-Consent Well have recouped the amount to which they are entitled hereunder, they may conduct any reworking operation on such well which they may desire, including plugging back to a shallower zone. In this event, the cost of such reworking operation shall be subject to the penalty provisions of Section 13.2.1.

13.1.5 Cost Information. Operator shall, within one-hundred twenty (120) days after completion of a Non-Consent Well, furnish the Non-Participating Parties an itemized statement of the cost of such well prepared in accordance with Exhibit "C" or copies of the monthly billings made to the Participating Parties. Operator shall thereafter furnish to the Non-Participating Parties a quarterly statement showing operating expenses and the proceeds from the sale of Petroleum Substances produced therefrom.

13.1.6 Completions. For the purposes of determinations hereunder, each completion shall be considered a separate well.

13.1.7 Liens. In the conduct of Non-Consent Operations, the Participating Parties shall keep the Lease, Leased Lands and equipment and material thereon free and clear of liens and encumbrances.

13.1.8 Producing Well Limitation. Non-Consent Operations shall not be conducted in a well which is producing in paying quantities without the consent of all Participating Parties in such producing well.

13.2 Forfeiture of Interest. Upon commencement of Non-Consent Operations other than Non-Consent Operations governed by Article 13.6, each Non-Participating Party's interest and leasehold operating rights in the Non-Consent Operation and title to the Petroleum Substances produced therefrom shall be owned by and vested in each Participating Party in proportion to its Participating Interest for as long as the operations originally proposed are being conducted or production is being obtained therefrom, subject to the following:

13.2.1 Production Reversion Penalties. Such rights, title and interest shall revert to each Non-Participating Party when the Participating Parties have recouped out of the Non-Participating Party's share of the proceeds of production (after deducting Non-Participating Party's share of royalty, operating expenses and all applicable taxes) from such Non-Consent Operations an amount which equals:

(a) If such operation is an Exploratory Operation under Article 11.3.1, eight hundred percent (800%) of the amount which, had it participated, would have been borne by the Non-Participating Party as its share of the cost of such Non-Consent Operation, including the cost of equipping the Non-Consent Well through the wellhead connections.

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(b) If such operation is a Development Operation, five hundred percent (500%) of the amount which, had it participated, would have been borne by the Non-Participating Party as its share of the cost of such

Non-Consent Operations, including the cost of equipping the Non-Consent Well through the wellhead connections.

(c) If such operation is the construction and installation of a Platform or Pipelines, three-hundred percent (300%) of the amount which, had it participated, would have been borne by the Non-Participating Party as its share of the cost of such Non-Consent Platform or Pipelines. If such operation is the construction and installation of Facilities, two hundred percent (200%) of the amount which, had it participated, would have been borne by the Non-Participating Party as its share of the cost of such Non-Consent Facilities.

Upon the recoupment of such costs, each Non-Participating Party shall become a Participating Party in such operations, except as provided in Article 13.4.

13.2.2 Recoupment. The recoupment of amounts applicable to any Non-Consent Exploratory Well under Article 13.2.1 (a) shall be recoverable out of each Non-Participating Party's share of production as follows:

(a) If the said Non-Consent Exploratory Well is completed as a producer, then the above amounts shall be recoverable, with respect to said well, not only out of each Non-Participating Party's share of production therefrom, but also out of fifty percent (50%) of each Non-Participating Party's share of initial production attributable to the new productive reservoirs encountered in said Non-Consent Exploratory Well in any and all wells subsequently drilled on the Lease and completed in such reservoirs;

(b) If the said Non-Consent Exploratory Well is not completed as a producer, but otherwise qualified as producible under the provisions of Article 2.21 hereof, then the above amounts shall be recoverable, with respect to said well, out of fifty percent (50%) of each Non-Participating Party's share of initial production attributable to the new productive reservoirs encountered in said Non-Consent Exploratory Well in any and all wells subsequently drilled on the Lease and completed in such reservoirs;

and the provisions herein for the relinquishment and reverting of each Non-Participating Party's operating rights and production shall also apply, with respect to such fifty percent (50%) interest, to said subsequently drilled well or wells.

13.2.3 Non-Production Reversion. If a Non-Consent Well results in a dry hole or ceases to produce in paying quantities before the Participating Parties recoup the amount to which they are entitled, and provided a proposal to deepen the Non-Consent Well is not made in accordance with Article 13.3, each Non-Participating Party's operating rights shall revert, except that the well shall be abandoned and plugged at the sole risk and expense of the Participating Parties. Any sum realized from salvage in excess of amounts to be recouped from the well shall be credited to all Parties.

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13.3 Deepening or Sidetracking of Non-Consent Well. If after a Non-Consent Well has been drilled to its objective zone, any Participating Party proposes to deepen or sidetrack such Non-Consent Well, a Non-Participating Party may participate by notifying the Operator within thirty (30) days [forty-eight (48) hours If rig is on location] after receiving the proposal that it will join in the deepening or sidetracking operation and by paying to the Participating Parties an amount equal to such Non-Participating Party's share of the actual costs incurred in the drilling and casing of such well to the depth at which such deepening or sidetracking operation is commenced. The Participating Parties shall continue to be entitled to recoup, out of the proceeds of production from the non- consent portion of the well, the full sum specified in Article 13.2.1 applicable to such Non-Consent Well less the amount paid under this Article.

13.4 Operations from Non-Consent Platforms. A Party which did not originally participate in a Platform shall be a Non-Participating Party as to ail wells and operations from such Platform and shall be subject to the provisions of Article 13.2. Reversion shall occur only after the original Participating Parties have recouped the sum set forth in Article 13.2.1 for the Platform and the Non-Consent Operations thereon, provided, however, that such Non-Participating Party shall have the right at any time to pay to the Participating Parties in such Platform an amount, in cash, equal to said Non-Participating Party's Share of the unrecovered balance of the recoupment account attributable to such Platform under Section 13.2.1.(c) and thereby become a Participating Party with regard to such Platform and subsequent operations therefrom.

13.5 Allocation of Platform Costs to Non-Consent Operations. Non-Consent Operations shall be subject to further conditions as follows:

13.5.1 Charges. If a Non-Consent Well is drilled from a Platform, the Participating Parties in such well shall pay to the Operator for credit to the owners of such Platform a charge for the right to use the Platform and its Facilities as follows:

(a) Such Participating Parties shall pay a sum equal to that portion of the total cost of the Platform, which one Platform slot bears to the total number of slots on the Platform. If the Non-Consent Well is abandoned, the right of Participating Parties to use that Platform slot shall terminate, unless such Parties commence drilling a substitute well from the same slot within ninety (90) days after abandonment.

(b) If the Non-Consent Well production is handled through the Facilities, the Participating Parties shall pay a sum equal to that portion of the total cost of such Facilities which one well bears to the total number of wells utilizing the Facilities, including such Non- Consent Well.

13.5.2 Operating and Maintenance Charges. The Participating Parties shall pay all costs necessary to connect a Non-Consent Well to the Facilities and that proportionate part of the expense of operating and maintaining the Platform and Facilities applicable to the Non-Consent Well. Platform operating and maintenance expenses shall be allocated equally to all wells served, and operating and maintenance expenses for the Facilities shall be allocated equally to all producing wells.

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13.5.3 Payments. Payment of sums pursuant to Article 13.5.1 is not a purchase of an additional interest in the Platform or Facilities. Such payments shall be included in the total amount which the Participating Parties are entitled to recoup out of production from the Non-Consent Well.

13.6 Non-Consent Operations to Maintain Lease. A Lease Maintenance Operation is defined for the purposes of this paragraph as one required to maintain the Lease or a portion thereof within the Leased Lands, at its expiration date or otherwise. This shall include, but not be limited to, a well proposed to be drilled during the last year of the primary term of the Lease, or subsequent thereto, when, (a} a Lease, or affected portion thereof, is not otherwise being held by operations or production; or (b) any governmental agency having jurisdiction requires operations to avoid loss or forfeiture of all or any portion of a Lease. A Party electing not to participate in the Lease Maintenance Operation will assign to the Participating Parties in the proportions in which the Participating Parties participated therein, all of its rights, title and interest In and to such Lease or such portion thereof, free and clear of any burdens thereon, but shall not be relieved of any accrued obligations as to the Lease or such portion thereof prior to the acceptance of such assignment. If more than one well should be proposed and drilled, either of which would maintain the Lease or such jeopardized portion thereof, an assignment shall not be required from any Party participating in any one of such wells, but as to those wells in which it falls to participate, any such failure shall be governed by the applicable provisions of Article 11.3 (Exploratory Operations) or Article 12.3 (Development Operations). There shall be no minimum participating percentage approval necessary to conduct a Lease Maintenance Operation.

13.7 Operator. The designated Operator hereunder shall operate all wells drilled as a Non-Consent Operation. If the Non-Consent well is drilled from a mobile rig, and if the designated Operator Is a Non-Participating Party therein, the Participating Party owning the largest Participating Interest shall serve as Operator for the drilling and completion of such Well, unless the Participating Parties agree otherwise. Upon the completion of any such well as a productive well (completion through the christmas tree), the well shall be turned over to the designated Operator for further operations.

ARTICLE 14 FACILITIES

14.1 Approval. Any Party may propose the installation of Facilities by notice to the other Parties with information adequate to describe the proposed Facilities and the estimated costs. The affirmative vote of one (1) or more Parties having a combined Participating Interest of twenty-five percent (25%) or more in the wells to be served shall constitute approval which shall be binding on all owners of the wells to be served; however, nothing hereunder shall limit a Party's rights under Article 21.1. A proposal for a Platform, Facilities or Pipeline shall not be combined with a proposal for any other operation.

14.2 Contracts. Operator may enter into contracts with independent contractors for the Facilities and, insofar as is reasonable, shall utilize competitive bidding. If Operator employs its own Operator acting as an independent contractor under a written contract containing terms and conditions and at rates which are customary and prevailing in competitive contracts of independent contractors who are doing work of a similar nature and who have as a primary source of business the construction of Facilities, Platforms and Pipelines.

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personnel and equipment for the selection, installation and/or construction of the Facilities, Platform or Pipeline, such work will be performed by

ARTICLE 15

ABANDONMENT OF WELLS AND PLATFORM SALVAGE

15.1 Platform Salvage and Removal Costs. When the Parties owning a Platform mutually agree to dispose of such Platform, it shall be disposed of by the Operator as approved by such Parties. The costs, risks and net proceeds, if any, resulting from such disposition shall be shared by such Parties in proportion to their ownership interests therein.

15.2 Abandonment of Wells. Any Party may propose the abandonment of a well by notifying the other Parties. No Producible Well or producing zone shall be abandoned without the mutual consent of the Participating Parties therein. The Participating Parties not consenting to the abandonment shall pay to each Party desiring to abandon, the amount, if any, by which its share of the current value of the well's salvageable material and equipment as determined pursuant to Exhibit "C" exceeds the estimated current costs of salvaging same and of plugging and abandoning the well as determined by the Participating Parties. In the event that estimated costs of salvage, plugging and abandonment exceed the value of such salvageable material and equipment, the abandoning Party shall pay its share of such excess to the Operator, for the benefit of the Participating Parties (Non-Abandoning Parties).

15.3 Assignment of Interest. Each Participating Party desiring to abandon a Producible Well pursuant to Article 15.2 shall assign, effective as of the last applicable election date, to the Non-Abandoning Parties, in proportion to their Participating Interests, its interest in such Producible Well and equipment therein and its ownership in the production from such Producible Well. Any Party so assigning shall be relieved from any further liability with respect to said Producible Well. Except as to those liabilities accruing prior to the effective date of the assignment; however, such assignment shall not absolve said Party of its responsibilities, if any, for Platform removal under Section 15.1.

15.4 Abandonment Operations Required by Governmental Authority. Any well abandonment or Platform removal required by a governmental authority shall be accomplished by Operator with the costs, risks and net proceeds, if any, to be shared by the Parties owning such well or Platform in proportion to their Participating Interests therein.

ARTICLE 16

RELEASE AND WITHDRAWAL

16.1 Release. No interest in the Lease or the Leased Lands shall be released or surrendered in whole or in part without the written consent of all Parties.

16.2 Withdrawal. Any Party may withdraw from this Agreement and thereby be relieved of all future obligations and responsibilities hereunder by giving written notice to the other Parties of suchintent, together with an offer to convey all of its interest in and to the Lease, Leased Lands, Petroleum Substances and all property and equipment related thereto. If one or more of the other Parties elect to acquire such interest, it shall be assigned to them (a) in the proportions that the interest In the Lease owned by each acquiring Party bears to the total interest in the Lease owned by all acquiring Parties, unless the acquiring Parties agree otherwise, and (b) upon such other terms and conditions as agreed upon by the Parties in interest. In the event no Party elects to acquire the interest of the withdrawing Party:

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(a) If the remaining Parties wish to continue operations on the Leased Lands, each remaining Party shall ratably acquire the interest of the withdrawing Party; the withdrawing Party shall pay to the remaining Parties its share of the estimated costs of plugging and abandoning all wells and the removal of all Platforms, structures and other facilities and equipment on the Leased Lands in which it owns an interest, less the salvage value thereof; and the assignment from the withdrawing Party shall be made free and clear of overriding royalties, production payments or other excess burdens on production; or

(b) If the remaining Parties do not wish to continue operations on the Leased Lands, all Parties shall proceed to abandon all operations and to surrender and release the Lease.

The execution and delivery of an assignment by a withdrawing Party under the provisions of this Article shall not relieve such Party from any obligation or liability incurred prior to the first day of the month following receipt of the assignment by the assignees. The withdrawing Party shall remain liable for any cost, expense, liability or damage theretofore accrued or arising out of any event occurring prior to withdrawal and attributable to an operation in which the withdrawing Party was a Participating Party.

16.3 Limitation on Withdrawal. No Party shall be relieved of its obligations hereunder during a well or Platform fire, blow out or other emergency, but may withdraw from this Agreement and be relieved of such obligations after termination of such emergency; provided, such Party shall remain liable for its share of all costs related to said emergency, including the drilling of relief wells, containment and cleanup of oil spill and pollution, and all costs of debris removal made necessary by the emergency (this includes fines, penalties, etc.).

ARTICLE 17

RENTALS AND ROYALTIES

17.1 Encumbrances. Any Party whose interest is encumbered or becomes encumbered by a burden on production or any other encumbrance shall hold all other Parties free and harmless from all such encumbrances. When the interest of a Party is or becomes so encumbered and any other Party becomes entitled to an assignment of the interest pursuant to the provisions of this Agreement or, as a result of a Non-Consent Operation becomes entitled to receive production attributable to the interest, the Party entitled to receive the assignment or production shall receive the same free and clear of such encumbrances and the Party whose interest is encumbered shall hold all other Parties harmless with respect to such encumbrances and shall do all acts necessary to allow the Party so entitled to receive the assignment or production free and clear of such encumbrances.

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17.2 Rentals, Shut-in Payments and Minimum Royalties. Rentals, shut-in well payments and minimum royalties which may be required under terms of any Lease subject to this Agreement shall be paid in a timely manner by Operator and shall be charged to the Parties based on their working interest ownership in the Lease. All Parties shall receive proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty where such payment is required to continue the Lease in force, any loss which results from such non-payment shall be borne proportionately by all Parties. Operator shall not be liable for failure to make such payments, or for erroneous payment, unless such failure or error results from gross negligence or willful misconduct. As to any production delivered in kind by Operator to any Non-Operator or to another for the account of such Non-Operator, said Non-Operator shall provide Operator with information as to the proceeds or value of such production in order that the Operator may make payment of any minimum royalty due.

17.3 Non-Concurrence in Rental Payment. Should any Party not concur in the payment of any rental, minimum royalty or similar payment, it shall notify Operator and the other Parties in writing at least sixty (60) days prior to the date on which such payment is due and Operator shall thereafter make such payment for the account of all concurring Parties. In this event, the non-concurring Party shall assign to the concurring Parties in the proportions that the interest in the Lease is owned by each concurring Parties, without warranty except for its own acts, all of its interest in and to the Lease and the Leased Lands, or any portion thereof, maintained by such payment. Such assignment shall be made free and clear of overriding royalties, production payments or other excess burdens on production.

The execution and delivery of an assignment by the non-concurring Party under the provisions of this Article shall not relieve such Party from any obligation or liability incurred prior to the first day of the month following receipt of the assignment by the assignees. The non-concurring Party shall remain liable for any cost, expense, liability or damage theretofore accrued or arising out of any event occurring prior to the assignment and attributable to any operation in which the non-concurring Party was a Participating Party.

17.4 Royalty Payments. The Operator shall pay or cause to be paid all royalty payable out of production from the Lease. Each Party shall pay or cause to be paid all other amounts, including, without limitation, any overriding royalties, payable out of its share of production. During any time in which the Participating Parties in a Non-Consent Operation are entitled to receive a Non- Participating Party's share of production, the Participating Parties shall bear the Lease royalty on such production.

ARTICLE 18

INSURANCE, LIABILITY AND DAMAGE CLAIMS

18.1 Insurance. Operator shall secure and maintain in force for the benefit of the joint account of the Parties insurance as outlined in Exhibit "B", and shall charge the Parties therefor as provided therein.

18.2 Individual Liability. It is not the intention of the Parties hereto to create a partnership, association, trust, or other character of business entity. The duties, obligations and liabilities hereunder are declared to be separate and individual and not joint; and nothing contained in this Agreement shall be construed to create a partnership, association, trust, or other character of business entity or to impose a partnership duty, obligation or liability with respect to the Parties hereto. Each Party shall be individually responsible only for its own obligations as set out in this Agreement and shall be liable only for its own proportionate share of the costs, expenses and liabilities as herein stipulated.

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18.3 Damage Claims. Liability for losses, damages, injury, or death arising from operations under this Agreement shall be borne by the Parties in proportion to their Participating Interests in the operations out of which such liability arises, except when such liability results from the gross negligence or willful misconduct of a Party or Parties, in which case such Party or Parties shall be liable. Each Party who receives any such claim or demand arising from operations hereunder shall promptly advise Operator and provide Operator full and complete information with respect thereto. Operator shall give each of the other Parties written notice of any such claim or demand. The settlement of any such claim involving operations hereunder shall be within the sole discretion of Operator so long as the amount paid in settlement of any claim does not exceed $25, 000.00. If settlement can be made for a total payment in excess of $25,000.00, Operator may settle only upon written agreement thereto by all Participating Parties. Any sum paid in settlement of such a claim shall be charged as an operating expense hereunder and shall be borne in proportion to each Party's interest in the Leased Lands or its Participating Interest, whichever is applicable.

18.4 Indemnification. To the extent allowed by law, the Participating Parties agree to hold the Non-Participating Parties harmless from, and to indemnify and protect them against, all claims, demands, liabilities and liens for property damage or personal injury, including death, caused by or otherwise arising out of Non-Consent Operations, and any loss and cost suffered by any Non-Participating Party as an incident thereof.

ARTICLE 19

INTERNAL REVENUE PROVISION

19.1 Internal Revenue Provision. This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the Parties hereto. Notwithstanding any provisions herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if, for Federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party hereby affected elects to be excluded from the application of all of the provision of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended, and as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761.2. Should there be any requirement that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

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ARTICLE 20

CONTRIBUTIONS

20.1 Notice of Contribution Other Than Advance for Sale of Production. Each Party shall promptly notify the other Parties of any contribution which it obtains, or is attempting to obtain, concerning the drilling of any well on the Leased Lands, other than contributions made as consideration for entering into a contract for sale of production from the Lease, loans and other financial arrangements, which shall not be considered contributions for the purposes of this Article.

20.2 Contribution Where All Parties are Participating. In the event any Party receives such a contribution, in cash, toward a well in which all Parties participate, said contribution shall be turned over to Operator, and Operator shall credit the amount thereof to all the Parties. Any contribution of acreage toward the drilling of a well shall be shared by the Parties in proportion to their respective interests in the Lease.

20.3 Contribution Where Less Than All Parties Participate. In the event any Party receives such a contribution, in cash, toward a well in which all Parties are not Participating Parties, said cash contribution shall be turned over to Operator, and Operator shall credit the amount thereof to the Participating Parties in accordance with their Participating Interests. Said cash contribution shall be deducted from the cost of drilling and completing the well prior to computation of the amount the Participating Parties shall be entitled to recoup out of production. Any contribution of acreage toward the drilling of a well by less than all of the Parties hereto shall be shared by the Participating Parties in accordance with their Participating Interests.

ARTICLE 21

DISPOSAL OF PRODUCTION

21.1 Taking in Kind. Subject to Section 27.1.2 hereof, each Party shall have the right, but not the obligation to take in kind or separately dispose of its proportionate share of all Petroleum Substances produced from the Leased Lands, exclusive of production which may be used in development and producing operations and in the preparation and treatment of production for marketing purposes and production unavoidably lost. Any Party shall have the right, at its sole risk and expense, to construct facilities for taking its share of production in kind, provided that such facilities at the time of installation do not interfere with continuing Operations on the Lease and adequate space is available therefore. Any extra expenditure incurred In the taking in kind or separate disposition by any Party of its proportionate share of production shall be borne by such Party.

Notwithstanding the foregoing, and subject to Section 5.6 hereof, Operator agrees to take and sell all Petroleum Substances for the accounts of each Non-Operator unless and until a Non-Operator notifies Operator in writing that it has elected to take its share of Petroleum Substances in kind. For as long as Operator sells a Non-Operator's share of Petroleum Substances, Operator may charge such Non-Operator a fee equal to two cents ($0.02) per mcf (thousand cubic feet) sold for that Non-Operator's account.

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21.2 Contract for Sale. Each Party shall execute such division orders and contracts as may be required for the sale of its interest in production from the Leased Lands, and shall be entitled to receive payment direct from the purchaser or purchasers thereof for its share of all production.

21.3 Gas Balancing. In the event that some, but not all, of the Parties are marketing their share of gas production from the Lease, the terms and conditions under which a non- taking Party may recoup its share of production shall be governed by the terms and conditions of a Gas Balancing Agreement attached hereto as Exhibit "E".

ARTICLE 22

LAWS AND REGULATIONS

22.1 Federal Law and Regulation. This Agreement shall be subject to all valid and applicable State and Federal laws, rules, regulations and orders, and operations conducted hereunder shall be in accordance with the same. In the event this Agreement, or any provision hereof, is found to be inconsistent with or contrary to any such law, rule, regulation or order, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

22.2 Nondiscrimination. In performing work under this Agreement, the Parties shall comply and Operator shall require each independent contractor to comply with the governmental requirements in Exhibit "D" and with Sections 202(1) to (7), inclusive, of Executive Order 11246, as amended.

22.3 State Law for Interpretation. To the extent possible, this Agreement shall be interpreted according to the laws of the State of Texas.

22.4 Dispute Resolution. Except as otherwise provided in this Agreement, any dispute, claim or controversy In connection with or arising under this Agreement, its interpretation, validity or any breach hereof, which cannot be amicably settled between the Parties shall be subject to the following dispute resolution process:

22.4.1 Internal Mediation. Upon notice from either the Operator or a Non Operator to the other Party, the disputed matter shall first be referred jointly to two designees, one designated by Operator and one designated by the Non-Operators. if the designees do not agree upon a decision within five (5) business days after the delivery of the above notice, either Party may give the other notice that the disputed matter shall be referred to arbitration in accordance with Section 22.4.2.

22.4.2 Arbitration. Any and all disputes, claims or controversies in connection with or arising under this Agreement, its interpretation, validity or any breach hereof, which have not been resolved within the five (5) business day period specified in Section 22.4.1 shall be settled by arbitration by one (1) arbitrator under the Commercial Arbitration Rules of the American Arbitration Association then in force (the "AAA Rules") in accordance with the following terms and conditions:

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(a) In the event of any conflict between the AM Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail;

(b) The place of the arbitration shall be Houston, Texas, United States of America;

(c) The Parties shall appoint one arbitrator in accordance with the MA Rules within ten (10) business days of the delivery of the notice of referral to arbitration under Section 22.4.1. In the event of an inability to agree on the arbitrator, the appointing authority shall be the American Arbitration Association, acting in accordance with such rules as it may adopt for this purpose;

(d) Any arbitration proceedings under this Section 22.4 shall be concluded within thirty (30) days of the appointment of the arbitrator;

(e) The decision of the arbitrator shall be rendered within thirty (30) days of the conclusion of the arbitration proceedings;

(f) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration;

(g) The arbitrator shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and any such relief may be specifically enforced by any court of competent jurisdiction;

(h) The award of the arbitrator shall be final and binding on the Parties; and

(i) The award of the arbitrator may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

ARTICLE 23

FORCE MAJEURE

23.1 Force Maieure. In the event that any Party is rendered unable, in whole or in part, by Force Majeure to carry out is obligations under this Agreement (other than the obligation to make payments of money due), upon such Party giving notice and reasonably full particulars of such Force Majeure in writing to the other Parties within a reasonable time after the occurrence of the cause relied upon, the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; and the cause of the Force Majeure as far as possible shall be remedied with all reasonable dispatch. The term "Force Majeure" as employed herein shall mean an act of God, strike, lockout or other industrial disturbance, war, blockade, riot, lightning, fire, storm, flood, explosion, breakdown of machinery and equipment, unavailability of rigs, equipment, materials, inability to obtain rights of way, permits and licenses, governmental restraint and any other cause whether of the kind herein enumerated, or otherwise, not reasonably within the control of the Party claiming suspension. The settlement of strikes, lockouts and other labor difficulties shall be entirely within the discretion of the Party having the reasonable dispatch shall not require the settlement of labor difficulties by acceding to the demands of the opponents therein when such course is inadvisable in the discretion of the Party having the difficulty. Whenever a Party's obligations are suspended under Article 23.1, such Party shall immediately notify the other Parties, in writing, and give full particulars of the reason for such suspension.

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ARTICLE 24

SUCCESSORS, ASSIGNS AND PREFERENTIAL RIGHTS

24.1 Successors and Assigns. This Agreement shall extend to, be binding upon and inure to the benefit of each of the Parties and their respective heirs, devisees, legal representatives, successors, and assigns, and shall constitute a covenant running with the Lease and the lands and interests covered hereby.

24.2 Assignments. No Party hereto shall assign an interest hereunder except unto a reputable and financially responsible Third Party, and the assigning Party shall be and remain liable for the obligations incurred by its assignee unless and until the sale or assignment has been approved in writing by the other Parties hereto, which approval shall not be unreasonably withheld. A transfer of interest to an affiliate, successor or subsidiary of a Party to this Agreement is not considered a transfer to a third party for the purpose of this provision. However, no approval shall be given unless and until all monies due and accounts payable accruing out of the development and operation of the Lease subject hereto shall have been paid in full by the Party assigning its interest. An assignment of interest hereunder shall not become effective as to the Parties until the first day of the month following delivery to Operator of a copy of an instrument evidencing the sale or assignment approved by the proper governmental authority and conforming to the requirements of this section. If, at any time the interest of any original Party to this Agreement is divided among and owned by more than two (2) co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such assignees' share of the joint expenses, and to deal generally with, and with power to bind, the assignees of such interest within the scope of operations embraced by this Agreement. Each Party shall incorporate in any assignment of an interest in the Lease a provision that such assignment is subject to this Agreement. Any assignment, vesting or relinquishment of interest between the Parties shall be without warranty of title, except by, through and under Assignor.

24.3 Preferential Right to Purchase. Subject to the provisions of this Article, each Party shall have the right to freely transfer and alienate its Working Interest. Any transfer of all or a portion of a Party's Working Interest, directly or indirectly, shall be subject to the following provisions:

24.3.1 Notice of Proposed Transaction. Should any Party (the "Assignor") desire to dispose of or transfer all or a portion of its Working Interest in the Lease in any manner not otherwise excluded under Article 24.3.3 (Transactions Not Affected By The Preferential Right To Purchase), and has received a bona fide offer (whether from a Party to this Agreement or from a third party) which the Assignor is willing to accept for the purchase or other acquisition of the Working Interest, each of the remaining Parties to this Agreement shall have a preferential right to purchase all or a Party's proportionate share of such Working Interest. In such case, the Assignor shall promptly give prior written notice of the proposed transaction to the other Parties. The notice of the proposed transaction shall provide full information concerning the transaction including at least:

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o the name and address of the prospective purchaser (who must be ready, able and willing to acquire the interest),

o the purchase price or other consideration offered (which shall include a monetary equivalent in U.S. Dollars based upon the reasonable market value of any consideration other than cash),

o effective date of transaction, and

o all other material terms of the offer (including a copy of the offer or the portion of the offer document dealing with the acquisition of the Lease interest, unless Assignor is contractually prevented from delivering such document due to confidentiality provisions or other legal reasons).

24.3.2 Exercise of Preferential Right to Purchase. For a period of fifteen (15) days from receipt of the notice, the remaining Parties shall have the optional right to elect to acquire the Working Interest offered (on the same terms and conditions, or on equivalent terms for a non-cash transaction as stated in the notice) without reservations or conditions. The Election to exercise the preferential right shall be made by the exercising Party giving the Assignor written notice of its Election to purchase prior to the expiration of the fifteen (15) day period. If an Election to preferentially purchase is made, the Assignor shall be required to transfer the Working Interest to the Party at the price and on the terms specified in the notice. The transaction shall be concluded within a reasonable time, but no later than sixty (60) days after receipt of the Election to preferentially purchase (plus a reasonable time to secure all necessary governmental approvals). If more than one Party elects to acquire the Working Interest offered, then each Party shall acquire a proportion of the Working Interest offered equal to the ratio its own pre-acquisition Working Interest bears to the total pre-acquisition Working Interests of all acquiring Parties (unless the acquiring Parties agree upon a different ratio). If only one Party elects to acquire the Working Interest offered, it may require the assignor to transfer all of the Working Interest offered, but may not require the transfer of less than all Working Interest offered.

24.3.3 Transactions Not Affected by the Preferential Right to Purchase. This preferential right to purchase shall not exist or apply when a Party proposes to:

(a) mortgage, pledge, hypothecate or grant a security interest in all or a portion of its Working Interest {including assignments of Hydrocarbon production executed as further security for the debt secured by such mortgage), or

(b) grant an overriding royalty interest, or

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(c) dispose of its Working Interest by merger, reorganization or consolidation or a sale or other transfer to an Affiliate.

24.3.4 Completion of the Transaction. If none of the remaining Parties elect to exercise its preferential right to purchase the Working Interest offered, the Assignor shall be free to complete the proposed transaction on the terms disclosed in the notice. However, if any proposed transaction is not completed within one hundred twenty (120) days from the expiration of the fifteen {15) day preferential right election period (plus a reasonable time to secure any necessary governmental approvals) or, if the purchase price or material terms of the proposed transaction (which are relevant to the Lease) are amended in any way, the proposed transaction shall be considered withdrawn and the Working Interest offered shall again be subject to the preferential right to purchase as if the originally proposed transaction had never been proposed.

ARTICLE 25

TAXES

25.1 Property Taxes. Operator shall render property covered by this Agreement as may be subject to ad valorem taxation, and shall pay such property taxes for the benefit of each Party.

25.2 Contest of Property Tax Valuation. Operator shall timely and diligently protest to a final determination of any valuation it deems unreasonable. Pending such determination, Operator may elect to pay under protest. Upon final determination, Operator shall pay the taxes and any interest, penalty or cost accrued as a result of such protest. In either event, Operator shall charge each Party its share.

25.3 Production and Severance Taxes. Each Party shall pay, or cause to be paid, all production and severance, Windfall Profits Tax and similar taxes due on any production which it receives pursuant to the terms of this Agreement.

25.4 Other Taxes and Assessments. Operator shall pay other applicable taxes or assessments and charge each Party its share.

ARTICLE 26

MEDIA RELEASES

26.1 Media Releases. No Party hereto shall distribute any Information or photographs to the press or other media without the approval of all other Parties hereto. When all Parties hereto have reviewed such material and have approved the issuance of the material, Operator shall have the principal responsibility for its issuance (but shall not be liable for failure or error in exercising such responsibility), and each other Party hereto may issue such approved material without restriction. Nothing herein contained, however, shall preclude any Party hereto from making such disclosures as may be deemed by such Party to be required by any applicable law, order, rule, regulation or ordinance.

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ARTICLE 27 OTHER

27.1 Notwithstanding anything in this Agreement to the contrary:

27.1.1 Forfeiture and Penalty for Delinquent Payments. Each Party agrees that if it fails or is unable to pay by the due date its share of the costs of any operation conducted or to be conducted under this Agreement, Operator shall have the right to enforce the lien (including the right to charge interest on late payments) as provided in the Section 9.5 above or the right, to be exercised before or after completion of the operation, upon thirty (30) days prior written notice of delinquency, to treat the delinquent Party as having elected not to participate in the operation thereby forfeiting its interest subject to a "Production Reversion Penalty" like that provided in Section 13.2 above except that the penalty amounts shall be one-hundred twenty-five percent (125%) of the amount which, had it timely paid, would have been borne by the delinquent Party. Such forfeiture shall be effective as of when such Party became delinquent in payment, unless such amounts are paid in full within thirty (30) days of the notice of delinquency.

During any period when a Party is deemed to have non-consented to an operation because it has failed or is unable to timely pay its share of costs, all of such Party's share and title of production from the Lease shall be owned and vested in the other Parties to this Agreement in proportion to their participating interests.

27.1.2 Abandonment Fund. Operator shall have the right to require each or any Participating Party to advance its proportionate share of all estimated costs and expenses for the disposition of any Platforms and Facilities, the abandonment of any wells and any other site restoration obligations under the Lease, less the estimated salvage value at the expected time of abandonment as determined in accordance with Exhibit "C" ("Abandonment Fund").

Operator and Non-Operators have agreed that $3,300,000.00 ("Abandonment Amount") is to be deposited in the Abandonment Fund. Operator shall have no liability to Non-Operators or to any third party for a failure to establish the Abandonment Fund or for incorrectly estimating the Abandonment Amount.

Payments shall be made into the Abandonment Fund based upon a per mcf (thousand cubic feet) charge of $0.31, which amount shall be deducted by the Operator from its share of gross production revenues and the share of gross production revenues for each Non-Operator until the full Abandonment Amount has been funded.

Until the full Abandonment Amount has been funded from these revenues, the Non-Operators shall not have the right to take in kind or separately dispose of their shares of Petroleum Substances from the Lease.

The Abandonment Fund shall be held in a suspense account by Operator until an independent escrow account is established. The escrow account shall provide for payment of the escrowed funds at the time the disposition or abandonment operations are performed and shall be to the contractors performing the disposition or abandonment operations or to the then Operator for appropriate distribution. If the escrow amount is insufficient to pay the disposition or abandonment costs, each Participating Party shall pay the balance of such costs pursuant to the terms of this Agreement. The escrow account shall be an interest bearing account. Any excess funds including interest after all disposition and abandonment operations are performed shall be returned to the Parties in proportion to each Party's participation in the Abandonment Fund.

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In lieu of payment into the Abandonment Fund, any Participating Party may elect to furnish an irrevocable letter of credit in favor of the other Participating Parties, proof of coverage under adequate plugging and abandonment bonds, (subrogated in favor of the Operator) or other financial assurances acceptable to Operator to provide for that Party's estimated proportionate share of the Abandonment Fund. The letter of credit or plugging and abandonment bonds shall provide that the instrument shall remain in force in the event of a transfer or assignment of the Party's interest until such time as the transferee or assignee provides a similar irrevocable letter or credit or plugging and abandonment bonds.

In the event the BOEM or other governmental agency requires a supplemental bond, each Participating Party in the operation covered by such bond shall bear its proportionate share of Operator's cost for the same or shall provide a bond equivalent to their proportionate share of said supplemental bond at their own costs.

27.1.3 Disproportionate Cost Sharing No. 8 (D-1) Well. Pursuant to prior agreements between Enovation Resources LLC and Breton Energy, LLC (predecessors in title to all of the Parties to this Agreement), the Parties agree that all costs of recompleting the No. 8 (D-1) Well on the Lease will be borne as follows:

Tarpon Offshore Ventures, LP	71.3334% 28.6666%
Camron Resources, LLC .
West Texas Resources Inc	–
HRWC225 Investors LLC	–
100%

The working interests set out immediately above shall apply until $1,753,699 has been incurred on the No. 8 (D-1) Well recompletion. Once costs for such recompletion exceed $1,753,699, the following working interests will apply until the recompletion is completed and thereafter:

Tarpon Offshore Ventures, LP	56.7633%
Camron Resources, LLC	22.8200%
West Texas Resources Inc.	10.0167%
HRWC225 Investors LLC	10.4000%
100%

The costs of all other operations on the Lease shall be borne by the Parties in accordance with the other provisions of this Agreement, including Exhibit "A."

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27.1.4 Designation of Operator Forms. Immediately following their execution of this Agreement, all Parties shall execute the forms required by governmental authorities having jurisdiction to effectuate designation of Tarpon Operating & Development, L.L.C. as BOEM "Designated Operator" of the Lease.

27.1.5 Recompletion of No. 8 (D-1) Well. Each of the Party's agrees that it will not use the provisions of this Agreement, including, without limitation, Sections 13.1.2 and 13.1.8, as a basis for objecting to a proposal for a recompletion of the Well No. 8 (D-1), which includes abandonment of the existing 6,800 Sand completion.

27.1.6 Payout Status of Well No. 7 and Well No. 8 (D-1). "Payout" is defined as the point in time when, on a well by well basis, all costs involved in the exploration, development and production of Well No. 7 or Well No. 8 (D-1), including but not limited to all capital expenditures for drilling, completion, tie-back, and associated pipeline and infrastructure costs, have been recouped out of "Net Operating Income," defined as revenues (net of royalty and overriding royalties) less production related costs from such well. Such production related costs shall include funds deposited to the Abandonment Fund.

27.1.7 Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings relating to such subject matter whether between the Parties to this Agreement or with any third party.

ARTICLE 28

COUNTERPART EXECUTION

28.1 Counterpart Execution. This Agreement may be executed in counterparts, each of which when so executed shall be given the effect of execution of the original instrument. When so executed the signatures of the Parties as affixed hereto may be combined in, and treated and given effect for all purposes as, a single instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the date hereinabove stated.

Tarpon Offshore Ventures, LP	HRWC225 Investors LLC

By: /s/ Ralph G. McBee	By:_________________________
Name: Ralph G. McBee	Name:
Title: President	Title:

West Texas Resources Inc.	Camron Resources, LLC

By:______________________	By: _____________________
Name:	Name:
Title:	Title:

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EXHIBIT "A"

Attached to and made a part of that certain Joint Operating Agreement dated effective October 1, 2013, by and between Tarpon Offshore Ventures, LP, Operator, and West Texas Resources Inc., HRWC225 Investors LLC and Camron Resources, LLC, Non-Operators.

For Purposes of this Exhibit: "Tarpon" means Tarpon Offshore Ventures, LP; "West Texas" means West Texas Resources Inc..; "HRWC225" means HRWC225 Investors LLC; "Camron" means Camron Resources, LLC; "WI" means working interest; "BPO" means before payout; "APO" means after payout; and "ORRI" means overriding royalty interest.

I. Contract Area, Lease Description and Leasehold Royalty Burdens:

LEASE#: OCS-G 00900

AREA NAME: West Cameron Area

BLOCK NUMBER: 225

MAP: LA1

LEASE DESCRIPTION: All of Block

Subject to Lessor's royalty and other existing burdens of record ("carved-out interests"), which are stipulated by the Parties to be:

1) 16.6667% Lessor's royalty;

2) 10.00000% of 8/8ths ORRI on the E/2 NE/4 SW/4 of the Lease from 9,163 feet down to 50,000 feet, originally reserved by EM Petroleum US LLC and Mariner Energy Resources, Inc. in an assignment to Breton Energy, LLC;

3) 10.00000% of 8/8ths ORRI on the W/2 W/2 NE/4, E/2 NW/4, E/2 NW/4 SW/4, NE/4 SW/4 SW/4, N/2 SE/4 SW/4, SE/4 SE/4 SW/4, W/2 NE/4 SW/4, W/2 SE/4 and SW/4 SE/4 SE/4 of the Lease from the surface down to 50,000 feet, except that the ORRI in Well No. 7 will be 5% of 8/8ths escalating at payout to 10% of 8/8ths, originally reserved by ENI Petroleum US LLC and Mariner Energy Resources, Inc. in an assignment to Breton Energy, LLC;

3) 10.00000% of 8/8ths ORRI on the E/2 NE/4, E/2 W/2 NE/4, W/2 NW/4, W/2 W/2 SW/4, SE/4 SW/4 SW/4, SW/4 SE/4 SW/4, NE/4 SE/4, N/2 SE/4 SE/4 and SE/4 SE/4 SE/4 of the Lease from the surface down to 50,000 feet, originally reserved by ENI Petroleum US LLC and Mariner Energy Resources, Inc. in an assignment to Breton Energy, LLC;

5) 1.00000% of 8/8ths ORRI on the E/2 NW/4 NW/4 and W/2 NE/4 NW/4 of the Lease from the surface to the base of the 4,900 Foot Sand as seen in the Well No. 7, and the SE/4 NW/4 NW/4, SW/4 NE/4 NW/4, SE/4 NE/4, and E/2 SW/4 NW/4 of the Lease from the surface to the base of the 6,800 Foot Sand as seen in the Well No. 8, originally conveyed to Wells Fargo Energy Capital, Inc. by Breton Energy, LLC;

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6) 0.75000% of 8/8ths ORRI on the W/2 W/2 NE/4, E/2 NW/4, E/2 NW/4 SW/4, NE/4 SW/4 SW/4, NE/4 SW/4, N/2 SE/4 SW/4, SE/4 SE/4 SW/4, W/2 SE/4 and SW/4 SE/4 SE/4 of the Lease save and except certain "Productive Reservoirs", originally conveyed to F. F. Foster & Associates, Inc. by Seneca Resources Corporation;

7) 0.37500% of 8/8ths ORRI on the W/2 W/2 NE/4, E/2 NW/4, E/2 NW/4 SW/4, NE/4 SW/4 SW/4, NE/4 SW/4, N/2 SE/4 SW/4, SE/4 SE/4 SW/4, W/2 SE/4 and SW/4 SE/4 SE/4, and the E/2 NE/4, E/2 W/2 NE/4, W/2 NW/4, W/2 W/2 SW/4, SE/4 SW/4 SW/4, SW/4 SE/4 SW/4, NE/4 SE/4, N/2 SE/4 SE/4, and SE/4 SE/4 SE/4 of the Lease save and except certain "Proven Reservoirs", originally conveyed to F. F. Foster & Associates, Inc. by Seneca Resources Corporation;

8) 0.75000% of 8/8ths ORRI in Well No. 7 and Well No. 8 (D-1) conveyed to Melvin J. Baiamonte, Jr., James H. Bailey and Gerald T. Gonzales, by Tarpon, Enovation and Camron, all as successors in title to Breton Energy, LLC; and

9) 1.04155% of 8/8ths ORRI in the S/2 S/2 of the Lease as conveyed to Tidelands Royalty B Corporation by Chevron U.S.A. Inc.

II. Restrictions, if any, as to depths, formations or substance:

All depths below 50,000 feet and depth intervals from the surface to 9,163 feet in the E/2 NE/4 SW/4 are not subject to this Agreement.

III. Working Interests:

Existing Wells:

Well Nos. 7 & 8 (D-1) - As to All Sands and Depths:

	WI% BPO of Well	WI% APO of Well
Tarpon	65.2500%	68.1667%
West Texas	10.0167%	8.5855%
HRWC225	10.4000%	8.9145%
Camron	14.3333%	14.3333%
	100%	100%

Except for operations exclusively related to those sands described under "Existing Wells" above, the Parties' WI's for all future operations on the Lease (including those in Existing Wells not exclusively related to the sands described) shall for all depths and operations be:

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WI% BPO & APO
Tarpon	65.2500%
West Texas	10.0167%
HRWC225	10.4000%
Camron	14.3333%
100%

IV. Designated Operator:

Tarpon Operating & Development, L.L.C.

V. Parties to the Agreement and addresses for purpose of Notices:

Tarpon Offshore Ventures, LP

2000 S. Dairy Ashford, Suite 578

Houston, Texas 77077 USA

Attention: Ralph G. McBee

Tel: 281-493-5885

Email: ralphmcbee@tarponop.com

HRWC225 Investors LLC

909 Poydras Street, 2700 Floor

New Orleans, Louisiana 70112

Attention: Richard Richter Tel: 504-299-2104

Email: rrichter@shergarner.com

West Texas Resources Inc.

5729 Lebanon Road, Suite 144

Frisco, Texas 75034 Attention: Scott Haire

Tel:_______________________

Email: fscott.haire@outlook.com

Camron Resources, LLC

P.O. Box 18978

Sugar Land, Texas 77496

Attention: Brian G. Donnelly

Tel: 713-252-6887

Email: bdonnelly@esoftsolutions.com

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EXHIBIT "B"

Attached to and made a part of that certain Joint Operating Agreement dated effective October 1, 2013, by and between Tarpon Offshore Ventures, LP, Operator, and West Texas Resources Inc., HRWC225 Investors LLC and Camron Resources, LLC, Non-Operators.

INSURANCE TO BE CARRIED

At all times during the conduct of operations hereunder, Operator shall maintain in force all insurance listed in this exhibit at the expense of and for the benefit of the Joint Account. Any party may, at its own expense, acquire such additional insurance as it may deem necessary to protect its own interest against claims losses, damages or destruction to property arising out of operations hereunder.

I. Workers' Compensation and Employer's Liability

A. Workers' Compensation, statutory limits and Employer's Liability Insurance with $1,000,000 limit covering the employees of Operator engaged in operations hereunder in compliance with all applicable State and Federal Laws.

B. Coverage under U.S. Longshoremen's and Harbor Worker's Act, extended to the Outer Continental Shelf

C. Coverage also to include Employer's Liability with S 1,000,000 limit under Admiralty jurisdiction, including the Jones Act, and Marine Voluntary Compensation Endorsement and Transportation, Maintenance, Wages and Cure, as well as an endorsement to the effect that a claim "in rem" shall be treated as a claim against the insured.

II. Comprehensive General Liability Insurance

A. Bodily Injury and Property Damage with limits of $1,000,000 per occurrence combined single limit, and $2,000,000 aggregate subject to $25,000 deductible, Coverage to include contractual liability, products/completed operations, blowout, cratering, and underground resources and property damage. It is hereby agreed that a claim "in rem" shall be treated as a claim "in personam."

III. Comprehensive Automobile Liability Insurance covering all Owned, Hired or Non-Owned Vehicles

A. Bodily Injury and Property Damage with $1,000,000 per occurrence combined single limit.

IV. Vessels

All vessels owned (including drill barges, drill ships, and drilling rigs) by Operator shall be covered by Hull Protection and Indemnity Insurance to the value of the vessel plus excess collision and excess P and I insurance with limits of at least $1,000,000 per occurrence. If Operator charters any vessels, Charter's Legal Liability with limits of $1,000,000 will be carried.

WC 225 JOA CRS 09-27-2013

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V. Aircraft

All aircraft owned or chartered by Operator shall be covered by Aircraft Liability insurance with limits of at least $ 1,000,000 per occurrence.

VI. Umbrella Liability

Umbrella Liability insurance in the amount of $25,000,000, excess of all primary limits in the insurance specified above.

VII. OPA

Oil Pollution Act of 1990 endorsement with a limit of liability of $35,000,000 or qualified self-insurer with the Minerals Management Service.

VIII. Operators Extra Expense Liability

Extra Expense Liability coverage including Control of Well, Seepage, Pollution and contamination coverage, Cleanup and/or Containment coverage and Redrilling and/or Restoring. The Limit of Liability shall be no less than $35,000,000, limited to Gulf of Mexico operations only. Acknowledging that Extra Expense Liability coverage is normally the responsibility of each Party, the Non-Operators authorize the Operator to add a 15% surcharge to the premium for this coverage.

IX. Facilities

All Risks of Physical Loss or Damage Insurance for any Facilities owned by the Joint Account covering the value of such Facilities, subject to a $250,000 deductible per occurrence. The value of the facilities shall be determined by Operator. Acknowledging that All Risks of Physical Loss or Damage Insurance coverage is normally the responsibility of each Party, the Non-Operators authorize the Operator to add a 15% surcharge to the premium for this coverage.

X. Contractors

Operator shall use reasonable efforts to require all contractors working or performing services hereunder to comply with the Workers' Compensation and the Employer's Liability laws, both State and Federal, and said contractors or others performing services shall be required to procure and maintain Comprehensive General Liability insurance with policy limits of at least $1,000,000 per occurrence and said policy, or policies, shall include Contractual Liability assured under any contract as between the contractor and Operator, and carry such other insurance as Operator deems necessary. All policies issued to provide coverage as provided for in this section, except Worker's Compensation Insurance, shall be endorsed to name the Operator and the parties as Additional Insureds. All such policies shall be endorsed with a Waiver of Subrogation as against Operator and the parties.

Xl. The Non-Operators shall be named as Additional Insured on a blanket basis under the insurance policies required in this exhibit, with respect to joint activities, and all such policies shall provide for Waiver of Subrogation between Operator and Non-Operator. Operator shall furnish Certificates of Insurance to the Non-Operators if so required.

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XII. Operator shall charge to the joint account all premiums for the insurance coverages required by this exhibit. All losses not covered by such insurance shall be charged to the joint account. To the extent that any policies which Operator obtains for the joint account pursuant to this exhibit also cover operations of Operator outside the scope of the Agreement, the cost of premiums for such policies shall be allocated between the joint account and Operator on a fair and reasonable basis.

XIII. Operator reserves the sole right to select the insurance carrier and to select and purchase from such insurance carrier the types and kinds of coverage available under the above described policies to cover any loss that may occur. The insolvency of the insurance carrier selected by Operator shall not be deemed negligence of Operator.

XIV. Unavailability of Insurance at Reasonable Rates

If any of the above described insurance policies are not available (or become unavailable) at reasonable premium rates in the judgment of the Operator, then Operator thereafter shall not be required to obtain or continue such insurance in force. In the event of such occurrence, Operator shall use its best efforts to notify Non-Operator before the coverage lapses.

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EXHIBIT "C"

Attached to and made a part of that certain Joint Operating Agreement dated effective October 1, 2013, by and between

Tarpon Offshore Ventures, LP, as Operator, and Camron Resources, LLC, West Texas Resources Inc. and HRWC225 Investors LLC,

as Non-Operators.

ACCOUNTING PROCEDURE

OFFSHORE JOINT OPERATIONS

I. GENERAL PROVISIONS

I. Definitions

"Joint Property" shall mean dm real and personal property subject to the Agreement to which this Accounting Procedure is attached.

"Joust Operations shall mean all operations necessary or proper for the development. operation, protection and maintenance of the Joint Property

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator” shall mean the party designated to conduct the Joint Operations

"Non-Operators" shall mean the Parties of this Agreement other than the Operator

"Parties." shall mean Operator and Non-Operators

'First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

'' Personal Expenses" shall meals travel and other reasonable reimbursable expenses of Operator's employees

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property

"Controllable Material" shall mean Material which at the time is so classified in tie Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

"Shore Base Facilities" shall mean onshore support facilities that during drilling, development, maintenance and producing operations provide such services to the Joint Property as receiving and transshipment paint for supplies, materials and equipment; debarkation point for drilling and production personnel and services, communication, scheduling mint dispatching center, other associated functions benefiting the Joint Property.

"Offshore Facilities" shall mean platforms and support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations communication facilities, navigation aids, And other similar facilities necessary in the conduct of offshore operations

2. Statements and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate shine of the Joint Account for the preceding month. Such bills will he accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits, summarized by appropriate classifications of investment and expense except thin items or Controllable Material and unusual charges and credits shall be separately identified and fully described in detail

3. Advances and Payments by Non-Operators

A.	Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of estimated cash out:ay for the succeeding month's operation within ten (10) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.
B.	Each Non-Operator shall pay its proportion of all bills within ten (10) days after receipt repayment is not made within such dine, the unpaid balance shall bear interest monthly at the prime rate in effect at Chase ,Manhattan Bank, NY. NY on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws of the jurisdiction in which the Joint Property is located, whichever is the lesser. plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts In the event an advance or payment is not timely made pursuant to this provision, Operator shall give written notice of same to Non-Operators and Non-Operators shall have 48 hours from receipt of said notice to render said advance or payment before being considered delinquent under this provision

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or questions the correctness thereof. provided. however. all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim an Operator for adjustment. No adjustments favorable to Operator shall be made unless it is mode within the same prescribed period The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V. Adjustments in excess of the two year limitation period can be made in accordance with CO PAS Interpretation No 22

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5. Audits

A.	A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time For the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I, Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit east incurred under this paragraph unless agreed to by the Operator The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit A written report must be furnished to the Operator within 90 days after the date on which the auditing Non-Operators concluded auditing the Operator's books and records Failure to provide the written report within this tune shall be deemed a conclusion by the auditing Non-Operators that there were no improper charges to the Jolts Account for the period audited.

B.	File Operator shall reply in writing to an audit report within 180 days after receipt of such report

C.	Non-action by auditing Non-Operators in excess of one year alter Operator's asst recent substantive response should be viewed as acceptance of the Operator's position on the exceptions addressed, and the exceptions should be closed

6. Approval by Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, arid the agreement or approval of a majority in interest attic Non-Operators shall be controlling on all Non-Operators

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items.

1. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations

2. Labor

A	(1)	Salaries and wages of Operator's field employees directly employed on the Joint Property in the contract of Joint Operations.
(2)	Salaries and wages of Operator's employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Joint Property if such costs are not charged under Paragraph 7 of this Section II.
(3)	Salaries of First Level Supervisors in the field.
(4)	Salaries and wages of Technical Employees directly employed on the Joint Property if such charges ore excluded irons the Overhead rates.
(5)	Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.
B	Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section IL. Such costs under this Paragraph 2B may be charged on a "when and as paid basis" or by "percentage assessment" oil the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C	Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II.

D	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II

3. Employee Benefits

Operator's current costs of established plans for employees group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Mint Account under Paragraphs 2A and 2B of this Section II shall be Operator's actual cost riot to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

4. Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section [V Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations The accumulation of surplus stocks shall be avoided.

5. Transportation

Transportation of employees and Mater tat necessary for the Joint Operations but subject to the following limitations

A	If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like, material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.
B	If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to toe Joint Account fur is distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to lay the Parties. No charge shall be made to the Joint Account for 'moving Material to other properties belonging to Operator, unless agreed to by the Parties.
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C	In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

6. Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section 11 and Paragraphs i and ii of Section III. The cost of professional consultants services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel directly engaged in the operation of the Joint Property shall be charged to the Joint Account if such charges are excluded from the overhead rates.

7. Equipment and Facilities Furnished by Operator

A	Operator shall charge the Joint Account for use of Operator-owned equipment and Facilities, including Shore Base/and or Offshore Facilities, at rates commensurate with costs of ownership and operation. Such rates may include labor, maintenance, repairs, other operating expense, insurance, taxes, depreciation and interest on gross investment less accumulated depreciation not to exceed twelve Percent (12%) per annum fit addition, for platforms only, the rate may include an element of the estimated cost of platform dismantlement. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property
B.	In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the Immediate area of the Joint Property less twenty percent (20%) For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

8. Damages and Losses to Joint Property

 All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses Incurred by fire, flood, storm, theft, accident, or other causes, except those resulting from Operator's gross negligence or willful misconduct Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

9. Legal Expense

Expense of handling, investigating and settling litigation or claims, discharging of liens, payments of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the Agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section 1, Paragraph 3.

10. Tones

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator For the benefit of the Parties. If the ad valorem taxes are hosed in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shell be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

11. Insurance

Net premiums paid for insurance, required to be carried fur the Joint Operations for die protection or the Parties In the event joint Operations are conducted at offshore locations in which Operator may act as self-insurer for Workers Compensation and Employers' Liability, Operator may include the risk under its self-insurance program in providing coverage under State and Federal laws and charge the Joint Account at manual rates currently recommended by COPAS.

12. Communications

Costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems including radio and microwave facilities between the Joint Property and the Operators nearest Shore Base Facility. In he event communication facilities systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be mode as provided in Paragraph 7 of this Section II.

13. Ecological and Environmental

Costs incurred on the Joust Property as a result oh' statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys, including shallow hazard surveys, as may he required by the Bureau of Land Management or other regulatory authority Also, costs to provide or have available pollution containment and removal equipment plus costs factual control and cleanup and resulting responsibilities of oil spills as required by applicable laws and regulations.

14. Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

15. Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section 11, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

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III. OVERHEAD

As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge the Joint Account in accordance with this Section III.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel except those directly chargeable under Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

i.	Except as otherwise provided in Paragraph 2 of this Section III, the salaries, wages, Employee Benefits and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(    ) shall be covered by the overhead rates

( x ) shall not be covered by the overhead rates,

ii.	Except as otherwise provided to Paragraph 2 of this Section III, the salaries, wages and Personal Expenses or Technical Employees and/or costs of professional consultant services and contract services of technical Personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property.

(   ) shall be covered by the overhead rates

( x ) shall not be covered by the overhead rates.

1. Overhead - Drilling and Producing Operations

As compensation for overhead incurred in connection with drilling and producing operations, Operator shall charge either

( X ) Fixed Rate Basis, Paragraph IA, or

(   ) Percentage Basis, Paragraph I B

A Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month

Drilling Well Rate     $ $34,580

Producing Well Rate   $3,466

(2) Application of Overhead - Fixed Rate Basis for Drilling Well Rate shall be as Follows.

(a)	Charges for drilling wells shall begin on the date when drilling or completion equipment is under contract and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive calendar days
(b)	Charges for wells undergoing any type of workover or recompletion For a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used it workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or inure consecutive calendar days Walkover or recompletion is defined as the activities performed after initial production has been established and are intended to restore, maintain or increase production in an existing well bore.
(3)	Application of Overhead - Fixed Rare Basis for Producing Well Rate shall be as follows
(a)	An active well either produced or injected into for any portion of tile month shall be considered as a one-well charge for the entire month.
(b)	Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority
(c)	An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall he considered as a ono-well charge providing the gas well is directly connected to a permanent sales outlet
(d)	A one-welI charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.
(e)	All other inactive wells (including bet not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc. ) shall not qualify for an overhead charge (I) Each idle platform having no wells capable of producing shall be considered as a one-well charge
(4)	The well rates shall be adjusted as of the first day of Apr.I each year following the effective date of the agreement to which this Accounting Procedure is attached The adjustment shall be computed by multiplying the rate unready in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers For the last calendar year compared to the calendar year preceding as Shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United Stales Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment

B Overhead - Percentage Basis

(1)	Operator shall charge the Joint Account at the following rates.
(a)	Development

_________________________ Percent (   %) of cost of Development of the Joint Property exclusive of costs provided under Paragraph 9 of Section II and all salvage credits.

(b)	Operating

_________________________ Percent (   %) of the cost of Operating the Joint Property exclusive of costs provided under Paragraphs I and 9 of Section II all salvage credits, the value of injected substances purchased For secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property

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(2) Application of Overhead - Percentage Basis shall be as follows:

For the purpose of determining charges on a percentage basis under Paragraph I B of this Section III development shall include all costs in connection with drilling, redrilling, or deepening of any or all wells, and shall also include any remedial operations requiring a period of five (5) consecutive work days or more an any or all wells; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III All other costs shall be considered as Operating except that catastrophe costs shall be assessed overhead as provided in Section III, Paragraph 3.

2. Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as is fixed asset required for the development and operation of the Joint Property, or in the dismantling for abandonment of platforms and related production facilities, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for Overhead based on the following rates fur any Major Construction project in excess of $ 325,000

A	If the Operator absorbs the engineering, design and drafting costs related to the project
(1)	5% of total costs if such costs are more than $25,000 but less than $100,000; plus
(2)	3% of total costs in excess of $100,000 but less than $1,000,000; plus
(3)	2% of total costs in excess of 31,000.000
B.	If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account
(1)	3% of total costs if such costs are more than $25,000 but less than$100,000, plus
(2)	2 % of total costs in excess of $100,000 but less than $1,000,000; plus
(3)	1% of total costs in excess of SI,000,000

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not he treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded On each project, Operator shall advise Non-Operator(s) in advance which of the above options shall apply In the event of any conflict between the provisions of this paragraph and those provisions order Section 11, Paragraph 2 or Paragraph 6, the provisions or this paragraph shall govern.

3. Overhead - Catastrophe

To compensate Operator fur overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event cruising the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

(1)	5% of total costs through $100,000; plus
(2)	3 % of total costs in excess oil I 00,000 but less than $1,000,000: plus
(3)	2 % of total costs in excess of $1,000,000

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply

4. Amendment of Rates

The Overhead rates provided for in this Section III may be amended groin time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges arid credits for all Material movements affecting the Joint Property Operator she provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders Operator may purchase, but shell he under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to he defective or returned to vendor for any other reasons, credit shall he passed to the Joint Account when adjustment has been received by the Operator.

2. Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive smash discounts.

A	New Material (Condition A)
(1)	Tubular Goods Other than Line Pipe
(a)	Tubular goods, sized 2-3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date or movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used Freight charges for tubing will be calculated from Lorain, Ohio and casing (from Youngstown, Ohio

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(b)	For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2 A (I)(a). For transportation cost from points other titan Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall he used.
(c)	Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.
(d)	Macaroni tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest he Joint Property.
(2)	Line Pipe
(a)	Line pipe movements (except size 24 inch 01) and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A (I)(a) as provided above Freight charges shall be calculated from Lorain, Ohio.
(b)	tune pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,001) pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(I)(a) as provided above Freight charges shall be calculated from Lorain, Oluo.
(c)	Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.
(d)	Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at piloted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.
(3)	Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.
(4)	Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price. in effect on date of movement. as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property Unused new tubulars will be priced as provided above ill Paragraph 2 A (I) and (2),
B	Good Used Material (Condition 13)

Material in sound and serviceable condition and suitable for reuse without reconditioning.

(1)	Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A

(2)	Material used on and moved from the feint Property
(a)	At seventy-five percent (75%) or current new price, as determined by Paragraph A. if Material was originally charged to the Joint Account as new Material or
(b)	Al sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material
(3)	Material not used on and moved from the Joint Property

At seventy-five percent (75%) current new price as determined by Paragraph A

The cost of reconditioning, if any, shall be absorbed by the transferring property Percent of current new price as determined by Paragraph A shall be adjusted by the current Used Equipment Index (UEI) for conditions B and C materials as recommended by COPAS

C	Other Used Material
(1)	Condition C

Material which is not in sound and serviceable condition and not suitable for its original Function until after reconditioning shall be priced tit fifty percent (50%) of current new price as determined by Paragraph A The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on it basis commensurate with its use Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators

(a)	Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices;
(b)	Casing tubing or drill pipe used as higher pressure service lines than standard line pipe, eg power oil lines, shall be priced under normal pricing procedures for easing, tubing, or drill pipe Upset tubular goods shall be priced on a non-upset basis.
3	Condition E

Junk shall he priced al prevailing prices Operator may dispose or Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators

(4)	Mudine Suspension Tubulars and Mudine Equipment

Mudine suspension tubulars, landing and cutoff, joints, and mudine equipment will be considered junk upon completion of its use in any and all protects, and will be disposed of in accordance with Section IV, Paragraph 2 C(3)

D	Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

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E	Pricing Conditions
(1)	Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25 cents) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the Stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section Ill. Paragraph I A(4) Each year. the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year Such rate shall be published each year by the Council of Petroleum Accountants Societies.
(2)	Material involving erection costs shall be charged at applicable percentage or the current knocked-down price of new Material

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because or national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by no electing and notifying Operator within seven days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material famished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material

1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

 Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of diligence.

3. Special Inventories

Special inventories may be taken whenever there is any sale, change or interest, or change of Operator in the Joint Property It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place In such cases, both the seller and the purchaser shall be governed by such inventory In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. Expense of Conducting Inventories

A	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties
B	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account
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EXHIBIT "D"

Attached to and made a part of that certain Joint Operating Agreement dated effective October 1, 2013, by and between Tarpon Offshore Ventures, LP, Operator, and West Texas Resources Inc., HRWC225 Investors LLC and Camron Resources, LLC, Non-Operators.

NON-DISCRIMINATION PROVISIONS

During the performance of this Agreement, Operator agrees as follows:

A. EQUAL OPPORTUNITY CLAUSE

1. Operator will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. Operator will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include but not be limited to the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination, rates of pay or other forms of compensation; and selection for training, including apprenticeship. Operator agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

2. Operator will, in all solicitations or advertisement for employees placed by or on behalf of the Operator, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, or national origin.

3. Operator will sent to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labor union or workers' representative of the Operator's commitments under Section 202 of Executive Order No. 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

4. Operator will comply with all provisions of Executive Order No. 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

5. Operator will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

6. In the event of the Operator's noncompliance with the nondiscrimination clauses contract or with any of such rules, regulations, or orders, this contract may be cancelled, terminated, or suspended in whole or in part and the Operator may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

WC 225 JOA CRS 09-27-2013

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7. Operator will include the provisions of Paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issues pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. Operator will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provision including sanctions for noncompliance. Provided, however, that in the event the Operator becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Operator may request the United States to enter into such litigation to protect the interest of the United States.

B. SEGREGATED FACILITIES CERTIFICATION

Operator certifies that it does not and will not maintain any Facilities it provides for its employees in a segregated manner, or permit its employees to perform their services at any location, under its control, where segregated Facilities are maintained; and that Operator will obtain a similar certification in the form approved by the Director, prior to the Award of any non-exempt subcontract.

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EXHIBIT "E"

Attached to and made a part of that certain Joint Operating Agreement dated effective October 1, 2013, by and between Tarpon Offshore Ventures, LP, Operator, and West Texas Resources Inc., HRWC225 Investors LLC and Camron Resources, LLC, Non-Operators.

OFFSHORE GAS BALANCING AGREEMENT

1. In accordance with the terms of the Joint Operating Agreement to which this Agreement is attached, each Party has the right, but not the obligation take its share of Oil and Gas in kind and separately dispose of its proportionate share of the Oil and Gas produced from any well on the Lease; subject, however, to Section 27.1.2 of the Joint Operating Agreement. In the event any Party hereto fails, or is unable to take and market its share of the gas as produced, the terms of this Agreement shall automatically become effective.

2. It is the intent of this Agreement that each Party should receive its proportionate share of gas produced from each well, in accordance with its Working Interest in the well, and that balancing of gas taken in kind under Paragraph 6 or cash settlement as provided in Paragraph 7 will occur for each well. For purposes of this Agreement, each completion in a well bore shall constitute a separate well.

3. Each Party shall make a good faith effort to take its share of gas as currently produced. During any period when a party fails to take its full share of gas produced, the other Parties shall be entitled, but not obligated, to take any of such available gas production not taken. Each Party failing to take its full share of the gas as produced shall be considered underproduced by quantity of gas equal to its proportionate share of the total volume of gas produced from any well on the lease, less such Party's proportionate share of the gas taken for its account, vented, lost, or used in Lease operations. Those Parties wishing to take quantities of gas not taken by an underproducing party, in the absence of any other agreement between them, may each take a share of such gas in the direct proportion that its interest in the well bears to the total interest of all Parties taking the underproducing Party's share of production. A Party taking gas not taken by an underproducing Party shall be considered to be by the amount of such gas taken in excess of gas attributable to its Working Interest. All gas taken by a Party in accordance with the terms of this Agreement, regardless of whether such Party is underproduced or overproduced, shall be regarded as gas taken for its own account with title thereto being in such Party, whether such gas be attributable to such Party's Working Interest share of production, or whether it is being taken as over production, or whether it is being taken as makeup gas under Paragraph 6 below.

4. All parties hereto shall share in and own the liquid hydrocarbons recovered from all gas by primary separation equipment prior to processing in a gas plant in accordance with their respective interests as specified in the Joint Operating Agreement, whether or not such Parties are actually producing and taking gas at such time.

5. The Operator will maintain appropriate accounting on a monthly and cumulative basis of the quantities of gas each Party is entitled to receive and the quantities of gas taken by each of the Parties. For the sole purpose of implementing the terms of this Agreement and adjusting gas imbalances which may occur, each Party disposing of gas from any well on the Lease in any month, shall furnish or cause to be furnished to the Operator as soon as possible, but no later than the last day of each calendar month, a statement showing the total volume of gas sold by such party or taken in kind for its own account during the preceding calendar month (the "report period"). Within sixty (60) days after the end of each report period, the Operator shall furnish each Party a statement showing the status of the overproduced and underproduced accounts of all Parties.

WC 225 JOA CRS 09-27-2013

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6. Any underproduced Party shall endeavor to bring its taking of gas into balance. After written notice to the Operator, any Party may begin taking its full share of gas produced from the Lease. To allow for the recovery and makeup of gas by an underproduced party and to balance the gas accounts among the Parties in accordance with their respective interests, the underproduced Party or Parties shall, upon at least fifteen (15) days written notice prior to the first day of any calendar month, also be entitled to take up to the lesser of (1) 200% of the underproduced Party's share, or (2) an additional thirty-three and one third percent (33 1/3%) of the monthly quantity of that category of gas attributable to the overproduced Party or Parties. In the event there is more than one (1) underproduced or overproduced Party, unless otherwise agreed, each underproduced and overproduced Party's share of gas available for makeup shall be in the direct proportion of its Working Interest to the total Working Interest of all underproduced or overproduced Parties taking or furnishing gas for makeup. The first gas made up shall be assumed to be the first gas underproduced. Notwithstanding anything contained herein to the contrary, no underproduced Party shall be allowed to take makeup gas during the months of November, December, January or February ("The Winter Period") unless such underproduced Party has taken at least seventy-five percent (75%) of the makeup gas to which it is entitled during the six (6) consecutive months immediately prior to the Winter Period.

7. If gas production from the Lease is permanently discontinued before the gas accounts of the Parties are balanced, the overproduced party shall be liable to the underproduced party for the unrecovered value of underproduction, with the amount and method of payment thereof and settlement therefore to be as provided hereinafter. In making settlement with the underproduced Party for such unrecovered underproduction, the overproduced Party shall, within thirty (30) days after a final statement is issued by Operator (said final statement to be issued within ninety (90) days from the date gas production from the Lease is permanently discontinued), pay the underproduced Party or Parties in cash an amount equal to the net value the overproduced Party received for all overproduced gas (i.e. volumes of gas, less a pro rate share of gas used in lease operations, vented or lost, in excess of such overproduced Party's share of the cumulative production from the Lease) received by such overproduced Party. For purposes hereof, the first gas production taken by the overproduced Party in excess of its own share shall be the first to be returned to or recouped by the underproduced Party.

For gas taken by a Party and not resold, the price basis shall be the same basis as used to determine royalty payments to the lessor for such gas.

For gas sold in interstate commerce, the price basis shall be the rate collected, from time to time. If such rate is subject to regulations of the Federal Energy Regulatory Commission, or other governmental entity, the price basis applicable to volumes sold during the period of regulation shall be the rate which is not subject to possible refund, as provided by said Commission pursuant to final order or settlement applicable to the gas sold from the lease, plus an additional collected amount which is not ultimately required by said Commission to be refunded, such additional collected amount to be accounted for at such time as final determination is made with respect thereto.

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Notwithstanding the foregoing, should the underproduced party elect to receive such additional collected amount which is subject to possible refund pending the issuance of said final order, such underproduced Party shall be entitled to the payment thereof from the overproduced party or Parties upon the underproduced Party executing and delivering to the said overproduced party or Parties a letter in which the underproduced Party agrees to repay to the overproduced Party or Parties that amount so paid that is required by said final order to be refunded, plus the interest thereon specified in the pertinent order of said Commission.

8. The operating expenses are to be borne as provided in the Joint Operating Agreement, regardless of whether all Parties are selling or using gas or whether the sales and use of each Party are in proportion to their percentage ownership interest as set forth in the Joint Operating Agreement.

9. At all times while gas is produced from the Lease, each Party shall pay or cause to be paid all royalties, severance or production taxes or other obligations burdening its interest in gas actually utilized or sold for its account. Each Party agrees to hold each other Party harmless from any and all claims for royalty payments asserted by its royalty owners. The term "royalty owner" shall include owners of royalty, overriding royalties, production payments and similar interests. In the event any governmental authority lawfully prescribes that royalty payments be made on any other basis than that described above in this Paragraph 9, each Party to this Agreement shall make royalty payments accordingly, commencing on the effective date prescribed by such governmental authority, but the obligation of each Party to hold each other Party harmless for royalty claims shall in all cases continue.

10. Nothing herein shall be construed to deny any Party the right, from time to time, to produce and take or deliver to its purchaser the full well stream (not to exceed maximum efficient rate of flow) for a reasonable period to meet the deliverability test required by its purchaser.

11. In the event an overproduced Party intends to sell, assign, exchange or otherwise transfer any of its interest in the Lease to which this Agreement applies, such overproduced Party shall notify in writing the other Working Interest owners who are Parties hereto within forty-five (45) days prior to closing the transaction. The notice provided by the overproduced Party shall set forth the most recent gas imbalance on the property being assigned. Any underproduced Party may demand in writing within twenty (20) days after receipt of the overproduced Party's notice: (i) a cash settlement attributed to such overproduction in the Lease or (ii) natural gas of like grade, quantity and quality from another mutually agreeable source. Upon receiving such demand, the overproduced Party shall have sixty (60) days to effect cash settlement or agree with the underproduced Party upon an alternate source of make-up gas. Any underproduced Party electing to cash settle with the overproduced Party shall thereby indemnify and hold the overproduced Party harmless against any causes of action, claims, losses or other actions which may be claimed by any third party.

The Operator shall be notified of any such demand and of any cash settlement or agreement between the Parties hereto to make up gas in kind pursuant to this Section and the gas balance accounts of the Parties shall be adjusted accordingly. Any cash settlement pursuant to this Section shall be on the same basis as otherwise set forth in Section 7 above dealing with permanent cessation of production.

The provisions of this Section shall not be applicable in the event an overproduced Party has disposed of its interest by transfer of its assets, in whole or in part, to a subsidiary or parent company in which such parent or subsidiary owns a majority interest in such overproduced Party.

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12. This Agreement shall remain in force and effect as long as the Joint Operating Agreement is in effect and thereafter until the gas balance accounts between the Parties are settled in full and shall accrue to the benefit and be binding upon the Parties hereto, their successors, representatives, and assigns.